Exhibit 10.16

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED”.  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LIGNITE SALES AGREEMENT

between

MISSISSIPPI LIGNITE MINING COMPANY

and

CHOCTAW GENERATION LIMITED PARTNERSHIP

dated

April 1, 1998

ARTICLE 7	PRICE	15
7.01	Base Price	15
7.02	Billing Price	15
7.03	Modification of Index	15
7.04	Parallel Index Changes and Pass Through Costs under PPOA	15

ARTICLE 8	PAYMENT
8.01	Agreement to Pay	16
8.02	Method of Billing and Payment	16
8.03	Minimum Payments	16
8.04	Disputed Invoices	17
8.05	Failure to Pay Undisputed Invoices	17
8.06	Books and Records	17
8.07	Inspection of Price Records	17

ARTICLE 9	NOTICES TO PROCEEDS
9.01	Duty to Keep Informed	18
9.02	Buyer Notices	18
9.03	Commencement Date Notice	18
9.04	Copies of Permits	18

ARTICLE 10	DELAY AND SHUTDOWN
10.01	Delay of Commencement Date	19
10.02	Delay of Commercial Operation Date and Buyer Shutdown Option	19
10.03	Seller Delay	20

ARTICLE 11	REPRESENTATIONS, WARRANTIES AND COVENANTS	20
11.01	Representations, Warranties and Covenants of Seller	20
11.02	Representations, Warranties and Covenants of Buyer	21
11.03	Opinion	23
11.04	Certificates	23

ARTICLE 12	FORCE MAJEURE	23
12.01	Events of Force Majeure	23
12.02	Suspension of Obligations	24
12.03	Suspension of Lignite Deliveries	24
12.04	Time Limit for Claiming Force Majeure	24
12.05	Long Term Force Majeure	24

ARTICLE 13	DEFAULT	25
13.01	Events of Default	25
13.02	Procedure for Notifying a Party of Default	25
13.03	Limitations on Right of Termination	26
13.04	Step-In Rights	27
13.05	Subordinated Deed of Trust	28

ARTICLE 14	PROPRIETARY AND CONFIDENTIAL DATA	28
14.01	Proprietary and Confidential Data	28
14.02	Disclosure to Governmental Authorities	29
14.03	Press Releases	29
14.04	Liability for Disclosure of Data	29

ARTICLE 15	INSURANCE	29
15.01	Seller's Insurance	29
15.02	Buyer's Insurance	31
15.03	Certificates of Insurance	31
15.04	Issuance of Certificate	31
15.05	Waiver of Subrogation	32
15.06	Other Insurance Coverage	32
15.07	Obligation to Rebuild	32

ARTICLE 16	WAIVERS, REMEDIES, AMENDMENTS	32
16.01	Waivers and Remedies	32
16.02	Remedies Cumulative	33
16.03	Exclusions of Consequential Damages	33
16.04	Amendments	33

ARTICLE 17	NOTICES AND OTHER COMMUNICATIONS;AUTHORIZED REPRESENTATIVES	33

ARTICLE 18	DISPUTE RESOLUTION	34

ARTICLE 19	ARBITRATION	35
19.01	Arbitrators' Panel	35
19.02	Selection of Third Arbitrator	35
19.03	Qualification of Arbitrators	35
19.04	Governing Law	36
19.05	Hearing, Location	36
19.06	Authority of Arbitrator	36
19.07	Record of Hearing	36
19.08	Briefs	36
19.09	Claims of $100,000 or Less - Baseball Arbitration	37

19.10	Payment of Costs	37
19.11	Issuance and Effect of Arbitrators' Decision	37
19.12	Waiver of Jury Trial	37

ARTICLE 20	TAXES AND OTHER CHARGES	37
20.01	Applicable Taxes	37
20.02	Contested Taxes	38
20.03	Other Charges	38
20.04	Broad Industry Taxes or Charges	38
20.05	Income Taxes	38

ARTICLE 21	RIGHT OF FIRST REFUSAL AND ASSIGNMENT OF LEASES	38
21.01	Right of First Refusal	38
21.02	Right to Assignment of Lignite Mining Instruments and Purchase of Fee Lands	39

ARTICLE 22	MISCELLANEOUS	39
22.01	Successors and Assigns	39
22.02	Headings Not to Affect Construction	40
22.03	Written Instrument Contains Entire Agreement	40
22.04	Execution of Counterparts	40
22.05	Construction of Agreement	40
22.06	Severability	40
22.07	Amendments	40
22.08	Survivorship of Obligations	40
22.09	Negation of Partnership	41
22.10	Exhibits	41

LIGNITE SALES AGREEMENT

This Lignite Sales Agreement (this “Agreement”) is entered into and effective as of April 1, 1998, by and between Mississippi Lignite Mining Company, a Texas joint venture between Phillips Coal Company and The North American Coal Corporation (hereafter referred to as “Seller”), authorized to do business in the State of Mississippi, and Choctaw Generation Limited Partnership (hereafter referred to as “Buyer”), a Delaware limited partnership authorized to do business in the State of Mississippi (collectively, the “Parties”).

RECITALS

Buyer plans to construct a lignite-fired 440 MW atmospheric circulating fluidized bed power generation facility in Choctaw County, Mississippi, and Buyer currently estimates that the Facility will begin commercial operations on or before December 1, 2000.

Buyer has entered into a long-term Power Purchase and Operating Agreement dated as of February 20, 1997, with the Tennessee Valley Authority (“TVA”) whereby Buyer will sell electric power produced at its power generation Facility to TVA. Buyer may also enter into a steam supply agreement with one or more industrial customers to provide steam to be used in manufacturing processes at facilities to be constructed adjacent to the Facility.

Seller is in the business of mining and marketing coal and lignite and controls, by virtue of certain leases, substantial uncommitted, economically and commercially recoverable lignite reserves situated in its Chester lignite reserve, located in Choctaw County, Mississippi.

Buyer desires to purchase lignite from Seller, and Seller desires to sell lignite to Buyer.

ACCORDINGLY, in consideration of the foregoing, the benefits to be realized by the Parties, and the mutual promises contained herein, the Parties intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Whenever the following terms appear in this Agreement, including without limitation any Exhibit hereto, whether in the singular or in the plural, present or past tense, they shall have the meanings set forth in this Article 1.

“AAA” has the meaning set forth in Section 19.02.

“Adjusted Base Price” means the Base Price, as adjusted in accordance with the escalation formula contained in Exhibit E pursuant to Section 7.02.

“Affiliate” means any person, firm or corporation who or which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, another person, firm or corporation. As used in this Agreement, the term “control” shall mean the power, through equity ownership, contract or otherwise, to direct the affairs of another person.

“Agreement” means this Lignite Sales Agreement.

“Alternate Fuel” means any lignite (other than the Dedicated Lignite) or coal, which meets the requirements of Article 6 and which is supplied by Seller to Buyer.

“Annual Lignite Quantity” for any Year means the amount of lignite for such Year initially set forth in Exhibit C, and as may be revised by Buyer from time to time in accordance with this Agreement.

“Annual Projection Notice” means that notice in the form of Exhibit D to be delivered by Buyer to Seller each Year during the Term of this Agreement, pursuant to Section 4.02(c), setting forth the estimated quantity of lignite to be purchased and delivered during the Year.

“Appraisal Procedure” has the meaning set forth in Section 13.04(b).

“Arbitration” means the dispute resolution process set forth in Article 19.

“ASTM” means the American Society for Testing and Materials.

“Authorized Representative” has the meaning set forth in Article 17.

“Base Annual Lignite Quantity” has the meaning set forth in Section 4.01.

“Base Price” means the price per MMBtus for Dedicated Lignite or Alternate Fuel delivered under this Agreement, prior to adjustment in accordance with the formula set forth in Exhibit E and prior to any adjustment required under Article 6.

“Billing Price” means the price per MMBtus to be paid by Buyer to Seller for Dedicated Lignite or Alternate Fuel delivered by Seller as determined in accordance with Section 7.02.

“Business Day” means any day except Saturday, Sunday, or a weekday that is observed by Buyer or Seller as a holiday (holidays currently include New Year's Day, Martin Luther King's Birthday, Presidents' Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving Day, the day following Thanksgiving Day, Christmas Day, and the day following Christmas Day). In the event there is any change in the holidays currently observed by a Party, that Party shall notify the other as soon as practical so that the Business Day designation of the Day(s) in question can be changed accordingly.

“Btu” means a standard British thermal unit reflecting the calorific heating value of lignite, calculated on an Aas received@ basis in accordance with applicable ASTM standards.

“Buyer” means Choctaw Generation Limited Partnership, a Delaware limited partnership, its successors and permitted assigns which are approved in accordance with the terms and conditions of this Agreement.

“Check Scale” has the meaning set forth in Section 5.01.

“Commencement Date” means the date on which Buyer requires commencement of deliveries of Dedicated Lignite to the Facility for testing, which date is anticipated to be July 1, 2000.

“Commercial Operation Date” means with respect to the Facility the same date as the Commercial Operation Date under the PPOA.

“Contractor's Delay Costs” means 110% of the verifiable direct and indirect costs reasonably and prudently incurred resulting from a delay in the construction of the Facility, including but not limited to: additional costs of materials, costs of labor, including premiums and shift differentials, social security, old age and unemployment insurance, as well as fringe benefits required by agreement or custom, worker's compensation insurance, severance and other similar taxes, bond and insurance premiums, rental value of equipment and machinery, all actual and reasonably allocated costs of supervision, field office and home office, and all actual and reasonable costs, if any, of shutdown, delay and start-up; provided, however, that Contractor notifies Buyer if Contractor anticipates such shutdowns, delay and start-up costs in advance.

“Day” means a twenty-four hour period beginning at 12:00 o'clock midnight.

“Dedicated Lignite” means all lignite from the Lignite Property which Seller is required to deliver to Buyer to meet the quantity requirements and the quality specifications of this Agreement.

“Delivery Period” means the period set forth in Section 2.02.

“Effective Date” means the effective date of this Agreement, which is April 1, 1998.

“Electric Customer” means TVA or its successors or assigns under the PPOA.

“Environmental Laws” means any and all permits, applicable codes, laws, rules and regulations relating to actual or potential effect on human health, safety or the environment, the disposal of materials, the discharge or release of chemicals, gases, petroleum or petroleum products or other substances or materials into the environment, or the presence of such materials, chemicals, gases, petroleum or petroleum products or other substances.

“EPC Contract” means the agreement between Buyer and Becon Construction Company, Inc. (“Becon”), dated October 7, 1997, for the design and construction of the Facility.

“EPC Contractor” means Becon, its successors and permitted assigns.

“Event of Default” has the meaning set forth in Section 13.01.

“Excess Lignite Reserves” means the amount of lignite subject to Electric Customer's right of first refusal and Buyer's subordinate right of refusal, as set forth in Article 21.

“Facility” means the electric power generation facility in Choctaw County, Mississippi, to be constructed by Buyer and for which Buyer will purchase lignite under this Agreement.

“Facility Notice to Proceed” means the notification given by Buyer, pursuant to Section 9.02, authorizing Seller to proceed with the development of the Mine.

“Fair Market Value” has the meaning set forth in Section 13.04(b).

“Force Majeure” has the meaning set forth in Section 12.01.

“Hazardous Materials” means any and all "hazardous substances," "hazardous waste," "waste," or "pollutant or contaminant" as any of such terms may be defined in any Environmental Law, or the regulations promulgated thereunder, (including but not limited to "hazardous substances" as defined in 40 C.F.R. 302.4, and “hazardous materials” as defined in 49 C.F.R. 171.8), or case law interpreting the same, or any other pollutant or substance that is regulated under any Environmental Law or that may be the subject of liability for costs of response or remediation under any Environmental Law. Notwithstanding the foregoing, Hazardous Materials does not mean or include any quantity of any substance or material of whatsoever kind or nature that is inherently present in lignite or coal in its natural state prior to mining and sale hereunder.

“Interest” means that rate which is the lesser of (a) the prime rate as published by CitiBank, N.A., New York, New York, plus one percent (1%), or (b) the highest rate allowed by law, in each case as determined on a 365/366-day year rate, prorated daily.

“Joint Venture Agreement” means the Joint Venture Agreement between Phillips Coal Company and The North American Coal Corporation dated September 12, 1997, as amended.

“Lignite Mining Instruments” means the leases, subleases, deeds, agreements or other documents set forth in Exhibit H giving Seller the right to mine the Dedicated Lignite from the Lignite Property.

“Lignite Property” means those properties in Choctaw County, Mississippi depicted on Exhibit A from which Dedicated Lignite will be mined and delivered to Buyer by Seller under this Agreement.

“Maximum Allowable Tolerance” means that tolerance to be established by the Parties pursuant to Section 6.03.

“Mine” means the Red Hills Lignite Mine to be developed and operated by Seller on the Lignite Property.

“Minimum Annual Take Quantity” has the meaning set forth in Section 4.02(e).

“Minimum Annual Take Quantity Credit” has the meaning set forth in Section 4.02(i).

“Month” means a calendar month.

“Parties” means Buyer and Seller, or their successors and permitted assigns.

“Pay Scale” has the meaning set forth in Section 5.01.

“Point of Delivery” for Dedicated Lignite or Alternate Fuel means the horizontal plane immediately below the bottom of the truck support beams at the lignite dump hoppers located at the point described in Exhibit B.

“PPOA” means the Power Purchase and Operating Agreement dated as of February 20, 1997, between Buyer and Electric Customer covering the supply of electrical capacity and energy to Electric

Customer from the Facility for a period of thirty (30) years commencing on the Commercial Operation Date.

“Price Components” mean the individual elements which comprise the adjustment factors to the Base Price for lignite, as set forth in Exhibit E.

“Rejectable Fuel” has the meaning set forth in Section 6.06.

“Seller” means Mississippi Lignite Mining Company, its successors and permitted assigns which are approved in accordance with the terms and conditions of this Agreement.

“Shut Down” means the suspension of operation of the Facility by Buyer pursuant to Section 10.02 because of technological or operational difficulties, other than normal or periodic repair, maintenance or outages.

“Step-In Notice” has the meaning set forth in Section 13.04(a)(2).

“Step-In Rights” has the meaning set forth in Section 13.04.

“Term” means that period of time set forth in Article 2.

“Three-Way Arbitration Agreement” means the arbitration agreement dated April 1, 1998, between Buyer, Seller and TVA, the form of which is attached hereto as Exhibit F.

“Ton” means 2000 pounds avoirdupois.

“TVA” means the Tennessee Valley Authority, a corporate instrumentality and agency of the United States of America.

“Year” means a calendar year that begins on January 1 and ends on the following December 31.

ARTICLE 2

TERM

2.1    Term. The Term of this Agreement shall commence on the Effective Date and, unless sooner terminated in accordance with this Agreement, shall continue until the end of the Delivery Period as provided in Section 2.02 below.

2.2    Delivery Period. The Delivery Period under this Agreement shall begin on the Commencement Date and shall end thirty (30) years after the Commercial Operation Date, unless the Term is sooner terminated in accordance with this Agreement, or unless the Term is extended in accordance with Section 2.03 below.

2.3    Extension of Term. Upon mutual agreement of the Parties, the Term of this Agreement may be extended for up to two (2) additional ten (10) year periods.

ARTICLE 3

DEDICATION, DEVELOPMENT, AND DELIVERY OF LIGNITE

3.1    Dedication of Lignite. Seller dedicates to Buyer pursuant to this Agreement sufficient reserves of Dedicated Lignite lying in, on or under the Lignite Property to satisfy its obligations under this Agreement; provided, however, that Seller shall not be required to dedicate specific portions of the Lignite Property. Upon request of Buyer, Seller shall cooperate with Buyer or its consultant to allow Buyer to substantiate and document such dedication and its plan to mine such reserves to the reasonable satisfaction of Buyer. Seller agrees to notify Buyer of any material changes to the Dedicated Lignite, the plan to mine such reserves or in its interest in the Lignite Property. Exhibit H sets forth all Lignite Mining Instruments in effect as of the Effective Date. On or before each anniversary date of the Effective Date of this Agreement, Seller shall amend and restate Exhibit H to provide a then current listing of the Lignite Mining Instruments.

3.2    Development of Lignite Mine. Upon receipt of the Facility Notice to Proceed from Buyer, Seller will begin and diligently pursue construction of the Mine in a good and workmanlike manner, in accordance with mining standards generally employed and accepted in the lignite mining industry, on a schedule which will assure that Seller (a) will be ready to begin to mine, sell and deliver to Buyer Dedicated Lignite from the Lignite Property on the Commencement Date, and (b) will be capable of mining and delivering Dedicated Lignite from the Lignite Property to Buyer in accordance with the terms and conditions of this Agreement throughout the Delivery Period.

3.3    Delivery and Risk of Loss. Seller shall, throughout the Term of this Agreement, timely deliver to the Point of Delivery Dedicated Lignite which meets the quantity and quality requirements of Articles 4 and 6. The title to and risk of loss of Dedicated Lignite or Alternate Fuel delivered under this Agreement shall pass from Seller to Buyer at the Point of Delivery.
3.4    Payment of Royalties. Seller shall pay any and all royalties and overriding royalties due on the Dedicated Lignite mined and supplied from the Lignite Property to the Facility by, or on behalf of, Seller, including but not limited to any royalty or overriding royalty owned by John David Sistrunk, Jr. Such royalties and overriding royalties shall be included in the Billing Price as the Royalty component, as set forth in Exhibit E.

3.5    Buyer/Seller Indemnity. Seller and Buyer agree to indemnify and hold each other harmless from and against all claims, demands, losses, liabilities and expenses (including reasonable attorneys' fees and expenses and fines or penalties imposed by governmental entities) for personal injury or death to persons and damage to each other's property or facilities or the property of any other person or entity to the extent arising out of, resulting from or caused by (a) the negligent or intentional acts, errors or omissions of, or (b) the introduction to the Facility of any Hazardous Materials by, the indemnifying Party, but not to the extent caused by the negligent or intentional acts, errors or omissions of the indemnified Party. Notwithstanding the foregoing, Seller shall not be required to indemnify Buyer from any claims, demands, losses, liabilities and expenses described above for personal injury or property damage arising out of, resulting from or caused by any substance or material of whatsoever kind or nature that is inherently present in lignite in its natural state prior to mining and sale hereunder, it being the intent of the Parties that Buyer accept and assume liability for any and all substances and materials that are inherently present in such lignite in its natural state.

3.6    Shared Permitting Costs. Buyer and Seller will share, in such proportions as are reasonable, any costs which are necessary to obtain all permits required to construct both the Mine and the Facility and which are not readily identifiable as associated exclusively with either operation.

3.7    Receipt of Permits. Buyer and Seller agree that time is of the essence for Buyer and Seller to obtain by September 1, 1998, all permits required for the development and operation of the Mine and the Facility. The Parties agree to use their reasonable best efforts to obtain their respective permits by such deadline, subject to Force Majeure.

ARTICLE 4

LIGNITE QUANTITIES

4.1    All Requirements. Except as otherwise expressly permitted herein, Buyer shall purchase only Dedicated Lignite as fuel for the Facility during the Term of this Agreement. Subject to the terms of this Agreement, Seller shall sell and deliver to Buyer, and Buyer shall purchase and receive from Seller and pay for, all Dedicated Lignite required by the Facility during the Term of the Agreement. The projected annual Dedicated Lignite requirement for the Facility from the Commercial Operation Date through the Term of this Agreement is [* * *] MMBtus (“Base Annual Lignite Quantity”). The Base Annual Lignite Quantity shall be adjusted from time to time in accordance with this Agreement.

4.2    Adjustment of Lignite Quantities.

(1)
Test Fuel. At least 180 Days prior to the anticipated Commencement Date designated by Buyer pursuant to Section 9.02, Buyer shall provide Seller with its written notice of the total quantity of lignite Buyer reasonably estimates will be required for testing and for Buyer=s stockpile prior to the Commercial Operation Date.

(2)
First Twenty-four (24) Months Deliveries. At least 180 Days prior to the anticipated Commercial Operation Date designated by Buyer pursuant to Section 9.02, Buyer shall provide written notice to Seller of the quantity of lignite required, by Month, for the first twenty-four Months after the Commercial Operation Date and for the remainder of the Year following the end of such twenty-four Month period, which quantity, subject to Section 4.02(e), shall be prorated for the number of Months in such remainder of the Year. Such estimate may be revised by Buyer within seven (7) Days following completion of its acceptance test results analysis with the EPC Contractor.

(3)
Annual Projection Notices. On or before June 1 of the Year following the Commercial Operation Date, and on or before June 1 of each Year thereafter, Buyer shall furnish Seller with a non-binding Annual Projection Notice, in the form attached hereto as Exhibit D, showing the projected quantity of Dedicated Lignite required by Month for the following Year.

(4)
Consistent Monthly Deliveries. Buyer shall specify in its Annual Projection Notices, to the extent reasonably practical, the projected Monthly quantities of Dedicated Lignite required, recognizing annual Facility preventative maintenance and the seasonal dispatch of energy by the Electric Customer. To assist Seller in

* * * Confidential Treatment Requested

scheduling delivery of Dedicated Lignite hereunder, Buyer shall promptly provide Seller with copies of Electric Customer=s “Monthly Dispatch Estimate” as set forth in the PPOA.

(5)
Minimum Annual Take Quantity Purchases. Beginning with the Year following the Year in which the first twenty-four Months of deliveries following the Commercial Operation Date ends, and each Year thereafter during the Term of this Agreement, Buyer must take, or pay for, in each Year at least [* * *] MMBtus of Dedicated Lignite or Alternate Fuel when delivery of Alternate Fuel is permitted in accordance with the terms of this Agreement (“Minimum Annual Take Quantity”). Such Minimum Annual Take Quantity shall be reduced to the extent (i) Buyer is unable to take Dedicated Lignite due to an approved Scheduled Outage (as defined in the PPOA), (ii) Buyer is unable to use such quantity due to unforseen operational problems at the Facility other than Force Majeure, but in no event shall any such reduction exceed [* * *] MMBtus of Dedicated Lignite or Alternate Fuel per Year, (iii) Buyer is unable to use such quantity due to Force Majeure (including Force Majeure of Electric Customer as defined in the PPOA), (iv) Buyer is unable to take lignite because of Seller=s excused or unexcused failure to deliver, (v) Buyer uses gas for combustion stabilization, and (vi) Buyer uses other fuels permitted under Section 4.05(b) (up to 5% of total Btu requirements of the Facility for the Year).

(6)
Required Monthly Deliveries. Seller shall be obligated to deliver in any Month up to but not more than [* * *] MMBtus of Dedicated Lignite, or Alternate Fuel when delivery of Alternate Fuel is permitted under the terms of this Agreement. At the request of Buyer, Seller shall use commercially reasonable efforts to provide more than [* * *] MMBtus of Dedicated Lignite per Month.

(7)
Minimum Take Deficiency. In the event and to the extent Buyer is prevented from taking and using, in any given Year the full required Minimum Annual Take Quantity of Dedicated Lignite or Alternate Fuel scheduled to be taken and used during such Year, net of adjustments for Section 4.02(e) due to the Electric Customer's failure to meet its “Minimum Take Quantity” requirement under the PPOA, then to the extent Buyer is paid a “Minimum Take Deficiency” payment under terms of the PPOA, Buyer shall remit the Fuel Component portion of the Adjusted Base Price hereunder to Seller. In no event shall Buyer be obligated to pay Seller under this Section 4.02(g) until Electric Customer has paid Buyer the Minimum Take Deficiency under the PPOA. Buyer shall aggressively pursue all claims it may have against Electric Customer for any “Minimum Take Deficiency.”

(8)
Alternate Fuel. Subject to the provisions of Section 4.05(a), as long as the total cost to Buyer of producing electricity utilizing Alternate Fuel is no greater than the total cost to Buyer of producing electricity utilizing Dedicated Lignite of the specifications in Article 6 and such utilization does not violate or erode emission or utilization capacity of any permits, regulations or approvals with which Buyer is required to comply, Buyer agrees to accommodate Seller to the extent possible

* * * Confidential Treatment Requested

by accepting deliveries of Alternate Fuel at the Point of Delivery by whatever mode of transportation is mutually acceptable to the Parties. If, and to the extent, Alternate Fuel is delivered as provided in this Section 4.02(h), such quantities shall be credited against the Parties' obligations regarding Dedicated Lignite or Alternate Fuel to be delivered during such period.

(9)
Credits. (i) Buyer shall receive a lignite quantity credit (on a MMBtus basis) (the “Minimum Annual Take Quantity Credit”) for all Dedicated Lignite or Alternate Fuel quantities purchased by Buyer in any Year in excess of [* * *] MMBtus. Such Minimum Annual Take Quantity Credit may be used by Buyer and applied against deliveries of Dedicated Lignite or Alternate Fuel only in the following two (2) Years and only to the extent that Buyer purchases quantities less than the Minimum Annual Take Quantity for such Year(s) (as adjusted pursuant to Section 4.02(e)). (ii) If in any Year Buyer fails to take the Minimum Annual Take Quantity for such Year (as adjusted pursuant to Section 4.02(e)), Buyer shall receive a Minimum Annual Take Quantity Credit (on a MMBtus basis) for the quantity of Dedicated Lignite paid for but not taken by Buyer which is less than such Minimum Annual Take Quantity. Such credit may be used by Buyer and applied against deliveries of Dedicated Lignite or Alternate Fuel only in the two (2) Years following the Year for which the credit is received and only to the extent such deliveries are in excess of [* * *] MMBtus in the Year such credit is taken.

4.3    Revision of Annual Lignite Quantity.

(1)
The quantities of Dedicated Lignite set forth in Exhibit C are based upon an anticipated Commencement Date of July 1, 2000. In the event for any reason the actual Commencement Date differs from such anticipated date, Seller and Buyer shall meet as soon as practicable to mutually agree upon revisions to Exhibit C to reflect a pro rata revision in the Annual Lignite Quantity for the first and last Years.

(2)
If Electric Customer notifies Buyer of a revision in its expected dispatch of the Facility for any Year, Buyer shall be entitled and required to revise the Annual Projection Notice for such Year (or partial Year).

4.4    Stockpile Lignite. Seller shall maintain a stockpile of run-of-mine Dedicated Lignite consistent with good mining practices for a mine-mouth lignite facility serving the independent power industry sufficient to enable Seller to meet its obligations to deliver Dedicated Lignite to the Facility under this Agreement. Buyer shall maintain a stockpile of Dedicated Lignite at the Facility of such quantity that is consistent with good utility practice (including independent power producers) for mine-mouth generating facilities. Seller=s stockpile of Dedicated Lignite will be sufficient to enable Seller to meet its obligations to make deliveries at all times of the Year taking into account the effects of normal rainfall and temperature upon the Mine operations and seasonal changes such that rainfall and temperature impacts on Mine operations will not prevent Seller from meeting its delivery obligations.

* * * Confidential Treatment Requested

The Parties acknowledge that these stockpiles will fluctuate in size because different quantities of Dedicated Lignite are required on different Days as well as for other reasons.

4.5    Alternate Fuel Sources.

(1)
Seller and Buyer acknowledge that the Facility is being constructed to utilize Dedicated Lignite as its primary fuel. If for any reason, other than Force Majeure, Seller cannot supply sufficient Dedicated Lignite to meet the requirements of this Agreement, Seller shall be responsible for the prompt supply of the necessary Alternate Fuel to enable Buyer to continue to operate the Facility without interruption. Seller shall supply such Alternate Fuel at a cost to Buyer which is the then applicable Billing Price determined in accordance with Article 7. Seller shall have the right, upon 72 hours prior notice to Buyer, to supply Alternate Fuel to Buyer from any source so long as such fuel meets the requirements of Section 4.02(h).

(2)
Buyer shall have the right to procure Mississippi wood or wood-product residue to supply up to, but not more than, five percent (5%) of the total Btu requirements of the Facility for any given Year. If Buyer is asked by the Electric Customer or the Choctaw County economic development officials to burn tires or other suitable waste products, other than Mississippi wood product residue, at its Facility, Buyer and Seller shall renegotiate in good faith the terms of this Agreement to allow Buyer to consume such waste products as fuel in reasonable levels in lieu of Dedicated Lignite. Provided, however, in no event shall Buyer burn Mississippi wood, wood product residue, tires, or other waste product fuels to supply more than five percent (5%) of the total Btu requirements of the Facility in any given Year.

4.6    Sale to Others. Seller shall have the right to sell outside this Agreement lignite from the Lignite Property, provided that Seller can reasonably demonstrate to Buyer that the exercise of such right does not impair Seller's ability to perform its obligations under this Agreement.

ARTICLE 5

MEASUREMENT OF LIGNITE QUANTITIES,
SCALES, RIGHT OF INSPECTION, AND PARTIES' ACCESS

5.1    Measurement of Lignite Quantities. The lignite unloading and handling facilities to be located at the Point of Delivery, including the truck dump, shall be designed, constructed, owned, maintained and operated by Buyer at its sole risk and expense. Buyer shall determine the quantities of lignite delivered by Seller by means of a belt scale (the “Pay Scale”) to be designed, constructed, owned, maintained and operated by Buyer at its sole risk and expense, except for calibration as noted below, in accordance with standards recommended by the equipment manufacturer, and agreed to by the Parties, as may be amended from time to time. If such standards are discontinued, the Parties shall continue to use the last effective standards and shall use reasonable efforts to find and agree to replacement standards. If the Parties are unable to agree, the matter shall be submitted to Arbitration. The last effective standards shall remain effective until the matter is resolved either by agreement or Arbitration. Seller shall have the right to review and comment on the designs of the unloading and handling facilities, and the Parties agree to use reasonable efforts to coordinate design and equipment selection for lignite delivery unloading and handling. Seller also shall have the right to install a check scale on the conveyor belts at Seller's sole risk and expense (the “Check Scale”). Seller shall be obligated to operate, maintain and calibrate the Check Scale in accordance with standards recommended by the equipment manufacturer and agreed to by the Parties.
5.2    Scales, Right of Inspection and Accuracies. Buyer and Seller shall arrange for an appropriately certified independent third party to calibrate the Pay and Check Scales, respectively, at least twice per year. Both Parties may, by mutual consent, waive third-party calibration of the scales and perform such calibrations jointly. In such event, both Parties agree to be bound by the result of such joint calibration until the next semiannual calibration of the scales takes place. The cost of calibration of the Pay Scale and Check Scale, however accomplished, shall be shared equally by Buyer and Seller. Each Party shall have the right, at its own expense, to inspect the other Party=s lignite sampling, weighing and the laboratory testing facilities, and to observe the other Party=s sampling, weighing and analytical procedures. Either Party may request a calibration of the Pay Scale or Check Scales at any time. If the scales are found to be within manufacturer accuracy limits, the requesting Party will pay for the test; otherwise, the other Party shall pay for the test. If the scales are found to be in error outside the manufacturer=s allowable tolerance by more than one-half percent (0.5%) of the base quantity being measured, the weights and corresponding invoices and payments shall be adjusted accordingly from the point of error, or if such point cannot be agreed upon between the Parties, such adjustment shall be for one-half (2) of the tonnage of Dedicated Lignite or Alternate Fuel delivered since the last determination of accuracy.

5.3    Parties= Access. Each Party shall have the right from time to time during the Term of this Agreement to arrange for its employees, geologists, lenders, consultants and engineers and similar representatives of Electric Customer to visit the Mine and the Facility, on reasonable prior notice to the other Party and so long as it does not unreasonably interfere with the other Party=s operations.

ARTICLE 6

FUEL QUALITY

6.1    Quality. The Dedicated Lignite or Alternate Fuel to be supplied hereunder shall be substantially free from impurities such as, but not limited to, bone, slate, earth, rock, pyrite, wood, tramp metal and mine debris. In addition, the Dedicated Lignite or Alternate Fuel shall not be contaminated with any Hazardous Materials. Seller agrees that the weighted average Aas received@ quality of Dedicated Lignite or Alternate Fuel supplied hereunder over the term of this Agreement will be as follows:

Characteristics	Specifications
Moisture, % by weight	41.75%
Ash, % by weight	14.64%
Sulfur, % by weight	0.58%
Calorific Value, Btu/lb (HHV)	5294 Btu/lb.

If the weighted average "as received" quality of Dedicated Lignite or Alternate Fuel delivered to Buyer by Seller over the term of this Agreement does not meet the above specifications, Seller shall not be deemed to be in default hereunder except as provided in Section 6.06 below, and Buyer shall not be entitled to damages or compensation of any kind, other than the amounts and remedies provided in this Article 6.

6.2    Sampling and Analysis. All sampling and analysis will be performed in accordance with methods approved by ASTM or such alternate written standards and procedures mutually agreed to by the Parties. The quality of Dedicated Lignite or Alternate Fuel delivered to Buyer by Seller shall be determined by analysis of samples taken daily at the Facility by the Buyer at a point mutually agreed to by the Parties. Buyer will take samples by means of an automatic mechanical sampling system to be owned, operated and maintained by Buyer. Buyer shall cause the samples to be transported to a laboratory of Buyer=s choice. Buyer=s laboratory shall participate in round robin testing to verify the accuracy of sample preparation and analysis. If the round robin testing establishes that the laboratory=s sample preparation and analysis is inaccurate, the Parties will agree upon a new laboratory. Each sample shall be processed, split into three equal parts and placed in suitable airtight containers by Buyer or the laboratory. Part one of each sample shall be analyzed by the laboratory at Buyer=s expense. Part two of each sample shall be properly identified and stored at the laboratory for a period of not less than fifteen (15) Business Days for Seller to analyze at its own expense if it so desires. Part three of each sample shall be properly identified and stored for a period of not less than thirty (30) Business Days. The cost of analysis of part three of the sample, if required, shall be borne equally by Buyer and Seller. For deliveries for which a sample is not available or for which a sample is agreed by Buyer and Seller to be incorrect, the weighted average of the immediately preceding three (3) Days= sample analyses which are available shall be utilized.

6.3    Analytical Results. The results of the analyses performed by the laboratory on part one of the samples shall be binding on the Parties and shall be deemed to represent the quality of the Dedicated Lignite or Alternate Fuel delivered hereunder unless one Party notifies the other of a dispute concerning such analysis within the fifteen (15) Business Day period specified in Section 6.02. If the analysis of part one is disputed and the analyses of parts one and two differ by more than a maximum tolerance range as shall be agreed to by the Parties (the “Maximum Allowable Tolerance”), then part three of such sample shall be analyzed by a commercial testing laboratory mutually chosen and using mutually accepted procedures. When all three parts of a sample are analyzed, the average of the two closest sample results will be used to represent the quality of the lignite delivered on the Day such samples were taken; provided, however, that if the two closest sample results differ by more than the Maximum Allowable Tolerance, then the weighted average of the immediately preceding three (3) Days= sample analyses which are available shall be deemed to be the quality of the Dedicated Lignite or Alternate Fuel under consideration. The Billing Price for the Dedicated Lignite or Alternate Fuel represented by such samples shall be adjusted on the next invoice submitted by Seller as specified in Section 8.02

6.4    Notice of Sampling Results. Within the first five (5) Business Days after each daily sample is taken, Buyer shall furnish Seller with a written notice depicting the laboratory results for part one of each sample. Reasons for Rejectable Fuel, as specified in Section 6.06, shall be stated in the notice. If Seller elects to analyze part two of a sample, Seller shall provide written notification to Buyer within the fifteen (15) Business Day period specified in Section 6.02. In addition, Seller shall deliver the results of such analysis to Buyer within five (5) Business Days of receiving such results.

6.5    Periodic Lignite Specifications and Price Adjustment. If the quality of Dedicated Lignite or Alternate Fuel delivered by Seller to Buyer pursuant to this Agreement deviates from the quality specifications listed in Section 6.01 on an “as-received” daily basis, but falls above the minimum and below the maximum specifications listed in this Section 6.05, then for such Dedicated Lignite or Alternate Fuel there shall be a price adjustment for that Day=s delivery:

	Specifications
Characteristics	Minimum	Maximum
Calorific Value, Btu/lb (HHV)	4,400	8,000
Moisture, % by weight	20	49.4
Ash, % by weight	5.0	23.5
Sulfur, % by weight	0.15	1.23

The methodology for such adjustment is set forth in Exhibit J, Quality and Property Price Adjustment.

6.6    Rejectable Fuel. If the analysis performed pursuant to Section 6.02 and Section 6.03 reveals that the quality of Dedicated Lignite or Alternate Fuel delivered during any Day is below any minimum or above any maximum specification listed in Section 6.05, then such Dedicated Lignite or Alternate Fuel shall be deemed to be “Rejectable Fuel.” Once delivered, any Rejectable Fuel shall be the property of Buyer. For any Rejectable Fuel consumed by the Facility, Buyer shall be entitled to deduct the charges for that quantity of Rejectable Fuel from Seller=s invoices. Notwithstanding the above, all deliveries of Rejectable Fuel count towards Buyer=s Minimum Annual Take Quantity. If for any cumulative period of 90 Days out of any twelve-Month period the cumulative average for all Dedicated Lignite or Alternative Fuel delivered would be Rejectable Fuel hereunder, an Event of Default by Seller shall have occurred.

6.7    Secondary Fuel Quality Impact . If the quality of Dedicated Lignite or Alternate Fuel delivered by Seller is not within the ranges specified below for the listed characteristics, the Parties shall work together to determine how to ensure that the Dedicated Lignite or Alternate Fuel delivered in the future shall be within such ranges. If the Buyer is fined or penalized by governmental authorities for emission permit violations caused by the Dedicated Lignite or Alternate Fuel delivered by Seller not being within the specified ranges, then Seller shall reimburse Buyer for such fines or penalties.

	Specifications
Characteristics	Minimum	Maximum
Nitrogen, % by weight	none	0.82
Fuel Nitrogen, lbN/MMBtus	none	1.5
CaO, % ash mineral analysis	2.6	none
Potassium Oxide, % ash mineral analysis	none	2.5
Sodium Oxide, % ash mineral analysis	none	2.5
Fuel Size, inches	2x0, d50=3000 micron	24x36x48
Hardgrove Grindability Index	23	115

6.08 Testing of Sample System. During the first twelve (12) Months after the Commercial Operation Date, Buyer shall perform one (1) bias test of the sampling system. Thereafter, commencing from the date of such bias test, Buyer shall perform additional bias tests of the sampling system at least once every thirty (30) Months or as recommended by the manufacturer=s standards, unless Buyer and Seller mutually agree otherwise. Seller shall have the right to have a representative present at any and all times to observe the sampling. Seller shall also have the right to request a bias test of the sampling system if Seller questions the accuracy of said system. Seller shall pay all costs of any such challenge bias test unless the sampling system is found to be in error in excess of that specified by the equipment manufacturer, in which case Buyer shall reimburse Seller for the costs of such test. Any errors found in the sampling system by the bias test shall be immediately corrected.

ARTICLE 7

PRICE

7.1    Base Price. The Base Price for all Dedicated Lignite or Alternate Fuel delivered under this Agreement shall be [* * *] per MMBtus F.O.B. Point of Delivery. The Base Price consists of eight (8) indexed components, a power cost component, a pass-through component, a royalty component and a fixed component as set forth in Exhibit E.

7.2    Billing Price. The Billing Price for all Dedicated Lignite or Alternate Fuel delivered under this Agreement shall be determined by taking the Base Price, adjusting that Base Price in accordance with the formula set forth in Exhibit E to determine the Adjusted Base Price, and then applying any quality adjustments pursuant to Article 6.

7.3    Modification of Index. Subject to Section 7.04, should any of the indices used for escalation adjustment as set forth in Exhibit E be revised by the agency publishing such index, then invoices prepared subsequent to the revision shall use the revised index. If the numerical value of any index is changed by the issuing agency subsequent to the initial publication, then any subsequent use of this index in making calculations under this Exhibit will be made using the most recent numerical value of that index. If the referenced index is no longer published, the index designated by the agency responsible for publishing said index as the replacement will be used. If no replacement index is specified, a new index which most accurately reflects changes for the applicable cost components shall be substituted by mutual agreement of the Parties. In the event the Parties fail to agree, such matter shall be submitted to Arbitration. While the Arbitration concerning the appropriate substitute index is pending, the values contained in the relevant index prior to its discontinuance shall be used subject to true-up at the conclusion of the Arbitration.

7.4    Parallel Index Changes and Pass Through Costs under PPOA. Seller and Buyer acknowledge that as to the following rights of Seller under this Agreement, Buyer has similar rights against Electric Customer under the PPOA:

(1)	Changes to the indices used for escalation and adjustments pursuant to Section 7.03; and

(2)	Seller's right to pass through to Buyer as a component of the Billing Price the cost of certain taxes, fees and charges as set forth in Sections 20.01 and 20.04 and Exhibit E.

* * * Confidential Treatment Requested

If Seller claims that any index should be changed or that any tax, fee or charge should be passed through to Buyer, Buyer shall make and diligently pursue negotiations with Electric Customer for the same index change or pass-through under the PPOA, and Seller shall cooperate with, support and assist Buyer in Buyer's efforts to obtain Electric Customer's consent to the same index change or pass-through of tax, fee or charge under the PPOA. Buyer agrees to (1) keep Seller fully informed of such efforts, (2) provide Seller with copies of all documents or portions thereof received by Buyer from Electric Customer pertinent to such index changes, and (3) permit Seller to participate in all meetings and discussions with Electric Customer regarding such efforts. If Buyer=s negotiations with Electric Customer are unsuccessful, then the dispute shall be settled pursuant to the Three-Way Arbitration Agreement.

The foregoing notwithstanding, no change to indices pursuant to this Section 7.04 shall be made unless Electric Customer has agreed to parallel changes in the PPOA or unless a change to indices is required to comply with an Arbitration award or court order.

ARTICLE 8

PAYMENT

8.1    Agreement to Pay. Except as otherwise specifically provided in this Agreement, Buyer shall pay to Seller the Billing Price for Dedicated Lignite or Alternate Fuel, F.O.B. the Point of Delivery, on an Aas-received@ basis.

8.2    Method of Billing and Payment. Seller shall invoice Buyer on or after the tenth (10th) Day of each Month for Dedicated Lignite or Alternate Fuel delivered during the immediately preceding Month. If there is insufficient information regarding quality, Seller may render an invoice using an estimate of quality with appropriate adjustments to be made as soon as sufficient information is available. Buyer will make payment therefor, by bank wire transfer of funds to a bank account to be designated by Seller on or before the twenty-fifth (25th) Day after receipt of each invoice.

8.3    Minimum Payments. If in any Year Buyer fails to purchase the Minimum Annual Take Quantity and such failure to take is not excused pursuant to the terms of this Agreement, then Seller's last invoice for such Year shall include, in addition to the charge for the amount of Dedicated Lignite or Alternate Fuel actually delivered and taken, the charge for the amount of Dedicated Lignite that Buyer must pay for though not taken pursuant to Section 4.02(e) or (g), as the case may be. The charge for Dedicated Lignite not taken shall be based upon the Adjusted Base Price in effect at the time the invoice is sent with no adjustment for quality.

8.4    Disputed Invoices. If Buyer disagrees with the amount of any invoice for any reason, Buyer shall promptly notify Seller in writing of such disagreement so that the difference may be resolved before the due date of payment of the invoice. If Buyer fails to give such notification, or if Buyer and Seller resolve such disagreement before the due date, such invoice shall be paid in full according to its terms or as agreed to by Buyer and Seller on the due date. If Buyer does give such notification and if Buyer and Seller do not resolve such disagreement before the due date, the portions of the invoice not in dispute shall be paid in accordance with the terms of Section 8.02 hereof on the due date, with the remaining portion of the disputed invoice to be withheld subject to adjustment upon final resolution of the disagreement, with any adjustment due Seller to bear Interest for each Day commencing on the due date and continuing until paid. Notwithstanding the above, either Party hereto shall be entitled to a credit or refund for erroneous payments made, whether such payments were made with or without notice of disagreement, provided that written claim for such credit or refund has been made within twenty-four (24) Months following the date on which the invoice was rendered. Such credit or refund shall bear Interest from the date the erroneous payment was made until the credit is taken or until the refund is paid. Neither Party hereto shall be entitled to take such credit or receive such refund until such other Party hereto shall have agreed to the same or until final resolution of the disagreement relating to any disputed credit or refund.

8.5    Failure to Pay Undisputed Invoices. If Buyer fails to pay any undisputed invoice or undisputed part thereof rendered by Seller, then Buyer shall pay to Seller Interest on the unpaid balance of such invoice, calculated from the due date until the date of payment by the Buyer.

8.06    Books and Records. Seller shall maintain, for a period of at least five (5) Years, books and records of all payments, price revisions, adjustments, credits, debits and all other data relating to its operations hereunder in order that the provisions of this Agreement and, more specifically, the provisions of the attached Exhibit E can be adequately administered.

8.07    Inspection of Price Records. At all reasonable times, upon written notice from Buyer, Seller shall make such records and books of accounts as are needed to verify compliance with the pricing terms of this Agreement available for inspection and audit. Such an audit may be conducted, at Buyer's option, by (a) Buyer's or Electric Customer's internal audit staff, or (b) a firm of certified public accountants to be selected by Buyer or Electric Customer. Buyer's or Electric Customer's auditors shall treat as confidential any and all proprietary information (including auditors' work papers) of Seller, furnished to or examined by them in connection with audit work performed for Buyer. Electric Customer's rights hereunder shall extend only to inspection and audits of pass-through pricing items and taxes that are subject to audit under the PPOA or under federal law.

ARTICLE 9

NOTICES TO PROCEED

9.01    Duty to Keep Informed. During the permitting, development and construction of the Facility and the Mine, both Parties agree to keep the other informed, in writing, on a timely basis on all aspects of development, permitting (including the supply of samples or data) and construction, and any changes to any permitting, development or construction schedules shown in Exhibit I, Permitting and Construction Schedule.

9.02    Buyer Notices. If Buyer pre-releases the EPC Contractor to begin detailed design work for the Facility, Buyer shall so notify Seller. At such time as Buyer issues the final release for the EPC Contractor to begin work at the Facility site, Buyer shall, by issuance of a Facility Notice to Proceed, notify Seller and authorize Seller to proceed with construction of the Mine as set forth in Section 3.02, in accordance with the terms and conditions of this Agreement. The Facility Notice to Proceed shall include confirmation of the anticipated Commencement Date of July 1, 2000 or notify Seller of a different anticipated Commencement Date and the anticipated Commercial Operation Date. Except as set forth in Section 3.06, until such time as Buyer issues such Facility Notice to Proceed to Seller and notifies Seller of the anticipated Commencement Date and the anticipated Commercial Operation Date, Buyer shall have no financial obligation to Seller, and Seller shall have no obligation to Buyer, for construction of the Mine other than for permitting and preconstruction development purposes. Provided that Buyer issues the Facility Notice to Proceed to Seller simultaneously with Buyer's issuance of a final release for the EPC Contractor to begin work at the site in accordance with the PPOA and at the same time notifies Seller of the anticipated Commencement Date and the anticipated Commercial Operation Date, Seller shall timely proceed with construction of the Mine, and Seller will be ready to commence lignite delivery in accordance with this Agreement.

9.03    Commencement Date Notice. Three Months prior to the anticipated Commencement Date, Buyer shall confirm or revise the date of the anticipated Commencement Date and the anticipated Commercial Operations Date contained in the Facility Notice to Proceed and the lignite quantity required for testing. The anticipated Commencement Date may be moved to an earlier date than that provided in the Facility Notice to Proceed only if it is mutually agreeable. Subject to the last sentence of Section 9.02, Seller agrees to be ready to deliver lignite in sufficient quantities to the Facility, and Buyer agrees to be ready to accept quantities on the Commencement Date for the Facility. Buyer and Seller shall keep each other informed of progress on construction of the Facility and the Mine on a Monthly basis. The Parties acknowledge that the actual date for commencement of lignite deliveries may change as construction of the Facility proceeds. The rights and obligations of the Parties as to any such delays, however, shall be as set forth in Article 10.

9.04    Copies of Permits. Buyer shall provide Seller with copies of all permits and approvals for the Facility as they are obtained. Seller shall give Buyer prompt written notice upon receipt by Seller of all permits and approvals required for the construction, development and initial operation of the Mine and shall provide Buyer with copies of permits and approvals as they are obtained.

ARTICLE 10

DELAY AND SHUTDOWN

10.01    Delay of Commencement Date. To the extent that there is an unexcused delay of Commencement Date beyond the specified anticipated Commencement Date in the Notice to Proceed in Section 9.02 resulting from actions or inactions of Buyer and/or any contractor of Buyer (other than Electric Customer or Seller), and if such delay exceeds two Months, Buyer shall pay to Seller as liquidated damages [* * *] per Day for each Day that the delay continues beyond two Months until the actual Commencement Date.

10.02    Delay of Commercial Operation Date and Buyer Shutdown Option.

(a)
To the extent that a delay of Commercial Operation Date as specified by Buyer in the notice referred to in Section 9.02 results from actions or inactions of Electric Customer and as a result of such delay Electric Customer pays Buyer the capacity payment as provided in Section 4.3(a) of the PPOA, Buyer shall pass through to Seller the "Fixed Component" portion of the Base Price as set forth in Exhibit E. To the extent that an unexcused delay of the Commercial Operation Date results from actions or inactions of Buyer and/or any contractor of Buyer (other than Electric Customer or Seller), Buyer shall pay to Seller as liquidated damages the amount of [* * *] per Day for each Day that the delay continues.

(b)
Seller acknowledges that from time to time during the first twenty-four (24) Months following the Commercial Operation Date, Buyer may desire to temporarily shut down and suspend, either partially or wholly, operation of the Facility because of technological or operational

* * * Confidential Treatment Requested

problems preventing the Facility from performing according to specifications. As a result of such interruptions, Buyer may fail to take the full quantity of Dedicated Lignite requested by Buyer pursuant to Section 4.02(b). Nevertheless, to compensate Seller for having constructed the Mine in a timely fashion to be ready to deliver such quantity during the first twenty-four (24) Months following the Commercial Operation Date, and notwithstanding that Buyer shall have no Minimum Annual Take Quantity obligation during such period, Seller and Buyer agree that, if during either the first half or the second half of the first twenty-four (24) Month period following the Commercial Operation Date Buyer takes and pays for a quantity of Dedicated Lignite or Alternate Fuel having a Billing Price less than [* * *], Buyer shall pay Seller as liquidated damages the difference between [* * *] and the amount of money paid for Dedicated Lignite or Alternate Fuel actually taken during such twelve (12) Month period.

10.03    Seller Delay. To the extent that Seller's unexcused failure to deliver appropriate quantities of lignite of appropriate quality delays the testing of the Facility, then Seller shall be liable to Buyer for damages in an amount equal to [* * *] per Day plus Contractor's Delay Costs pursuant to the EPC Contract for the period of the delay. If such delay results in a delay of the Commercial Operation Date, Seller shall be liable to Buyer for damages in an amount equal to (a) the damages Buyer pays to Electric Customer resulting from such delay, plus Buyer's capacity payments that Buyer would have received from Electric Customer but for Seller's non-delivery (less expenses Buyer would have incurred to operate the Facility), or (b) at Seller's option, the cost to Buyer of replacement fuel sufficient to meet Electric Customer's dispatch of the Facility in excess of the price of Dedicated Lignite under this Agreement.

ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.01    Representations, Warranties and Covenants of Seller. Seller makes the following representations, warranties and covenants:

(a)
Seller is a joint venture between Phillips Coal Company (PCC) and The North American Coal Corporation (NAC) duly organized and validly existing in good standing under the laws of the State of Texas and authorized to do business in Mississippi. PCC is a Nevada corporation and NAC is a Delaware corporation. Each of Seller, PCC and NAC has full power and authority to carry on its business as presently conducted and to execute and deliver this Agreement and perform its obligations under this Agreement. Seller is duly qualified to do business and is in good standing in each jurisdiction, including the State of Mississippi, in which Seller is required to qualify to do business as the joint venture that is Seller.

* * * Confidential Treatment Requested

(b)
The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary action on the part of Seller, and neither the execution, delivery nor the performance of this Agreement by Seller nor the fulfillment of the terms, provisions and conditions of this Agreement by Seller (i) requires any approval or consent of any trustees or holders of any indebtedness or obligations of Seller, other than in connection with obtaining necessary financing for the Mine, (ii) subject to receipt of all necessary regulatory approvals with respect to the Mine, contravenes any law or any government rule, regulation, or order binding on Seller, (iii) violates the Joint Venture Agreement of Seller or requires any additional approval or consent of the joint venturers, PCC and NAC, or (iv) contravenes the provisions of, or constitutes an event of default (or other event which after lapse of time, notice, or both would constitute an event of default) under any indenture, deed of trust, contract, or other agreement to which Seller is a party or by which Seller is affected or bound.

(c)
This Agreement has been duly executed and delivered by Seller and constitutes a legal valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d)
There are no actions, suits or proceedings pending except for pending permit applications with respect to the Mine, nor, to the best of Seller's knowledge, are any actions, suits or proceedings threatened before any court, administrative agency, arbitrator or governmental body which might, if determined adversely to Seller, materially and adversely affect the business or financial condition of Seller or materially and adversely affect the ability of Seller to perform its obligations under this Agreement.

(e)
To the best of Seller's knowledge and belief, Seller is in compliance in all material respects with all applicable statutes and regulations of the United States of America, all states and municipalities and all agencies and instrumentalities of the foregoing, relating to the conduct of its business and ownership of its properties, and Seller shall continue to be in compliance in all material respects until the Term is completed to the extent necessary to perform its obligations under this Agreement.

(f)
Seller has, and shall maintain throughout the Term of this Agreement, good and marketable title to sufficient Dedicated Lignite in, on or under the Lignite Property of a quality and in quantities which will enable Seller to timely satisfy all the requirements of this Agreement. Seller shall make no sales of lignite outside this Agreement which will cause the amount of Dedicated Lignite to fall below that required to fulfill its obligations to Buyer hereunder.

(g)
PCC and NAC each agree that they will not sell or otherwise transfer their interest in Seller or the Mine (other than to Seller or Affiliates of Seller) without the consent of Buyer, which consent of Buyer shall not be unreasonably withheld.

11.02    Representations, Warranties and Covenants of Buyer. Buyer makes the following representations, warranties and covenants:

(a)
Buyer is a limited partnership duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as presently conducted and to execute and deliver this Agreement and perform its obligations under this Agreement. Buyer is duly qualified to do business and is in good standing in each jurisdiction, including the State of Mississippi, in which Buyer is required to qualify to do business as a foreign limited partnership.

(b)
The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary partnership action on the part of Buyer and neither the execution, delivery or the performance of this Agreement by Buyer, nor the fulfillment of the terms, provisions and conditions of this Agreement by Buyer (i) requires any approval or consent of any trustee or holders of any indebtedness or obligations of Buyer other than in connection with obtaining necessary financing for the Facility, (ii) subject to receipt of all necessary regulatory approvals with respect to the Facility, contravenes any law or any government rule, regulation or order binding on Buyer, (iii) violates the partnership agreement of Buyer, or (iv) contravenes the provisions of, or constitutes an event of default (or other event which after lapse of time, notice or both would constitute an event of default) under any indenture, deed of trust, contract or other agreement to which Buyer is a party or by which Buyer is affected or bound.

(c)
This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d)
There are no actions, suits or proceedings pending other than pending permit applications required for the Facility, nor, to the best of Buyer's knowledge, are any actions, suits or proceedings threatened before any court, administrative agency, arbitrator or governmental body which might, if determined adversely to Buyer, materially and adversely affect the business or financial condition of Buyer, or materially and adversely affect the ability of Buyer to perform its obligations under this Agreement.

(e)	Buyer intends to operate the forwarding, receiving and all material handling systems in accordance with OSHA.

(f)
To the best of Buyer's knowledge and belief, Buyer is in compliance in all material respects with all applicable statutes and regulations of the United States of America, all states and municipalities and all agencies and instrumentalities of the foregoing, relating to the conduct of its business and ownership of its properties to the extent necessary to perform its obligations under this Agreement, and Buyer shall continue to be in compliance in all such material respects until the Term is completed.

11.03    Opinion. Seller agrees to provide opinions of counsel with regard to the above representations, dedication of lignite and enforceability of Seller's right to mine or other matters as Buyer or its lenders may reasonably request if required to secure Buyer financing.

11.04    Certificates. Seller agrees to provide officer's certificates with regard to such matters as Buyer or its lenders may reasonably request.

ARTICLE 12

FORCE MAJEURE

12.01    Events of Force Majeure. The term “Force Majeure” as used in this Agreement shall mean any and all events or causes, whether foreseen or unforeseen, which are beyond the reasonable control and without the fault or negligence of the Party failing to perform and which prevent the mining, producing, processing, transporting and/or delivering of Dedicated Lignite by Seller or the receiving, accepting, and/or utilizing Dedicated Lignite by Buyer at the Facility, or otherwise prevent Seller or Buyer from performing its obligations under this Agreement. Events of Force Majeure include, but are not limited to, acts of God, lightning, storms, sabotage, riot, insurrection, war, strike, labor disputes or labor slowdowns closure of all or part of the Mine or the Facility because of imminent danger to the Mine or the Facility, material breakdowns or material damage to the Mine or the Facility or equipment, fire or accident or explosion or casualty where such fire or accident or explosion or casualty is beyond the reasonable control of the Party claiming Force Majeure, and acts of civil governmental authority (including TVA with regard to its board's record of decision of Environmental Acceptability of the Facility, as defined in the PPOA Articles 1 and 2, or any other action of TVA when acting in its governmental agency EIS review capacity), including without limitation compliance in good faith with any regulation (or change in interpretation or enforcement of a regulation), direction or order (whether valid or later found to be invalid) made by or on behalf of governmental authorities after the Effective Date of this Agreement, which compliance materially and adversely affects the Mine or the Facility.

Notwithstanding the foregoing, “Force Majeure” shall not include (a) a decrease in demand for electric power from the Facility caused by changes in market conditions or economic climate that decreases the demand by the Facility for lignite below the amounts required in Section 4.02 of this Agreement, (b) the enactment, adoption, promulgation or imposition of any legal requirement that restricts or prevents the utilization or burning of Dedicated Lignite supplied by Seller under this Agreement at the Facility, unless such legal requirement completely prevents Buyer from utilizing or burning any such Dedicated Lignite at the Facility under any circumstances or (c) weather conditions other than severe weather conditions.

12.02    Suspension of Obligations. If, because of Force Majeure, either Party hereto is unable to carry out any of its obligations under this Agreement (other than the obligation of a Party to pay money when due in connection with the performance of this Agreement), and if such Party shall promptly give to the other Party written notice of such Force Majeure, then the obligation of the Party giving such notice shall be suspended to the extent made necessary by such Force Majeure and during its continuance, provided, however, that the Party giving such notice shall use its best efforts to eliminate such Force

Majeure insofar as possible with a minimum of delay, except such Party shall not be obligated to settle strikes, labor disputes or labor slowdowns. Any deficiencies in (a) deliveries of Dedicated Lignite hereunder by Seller caused by Force Majeure, or (b) deficiencies in the receipt of Dedicated Lignite by Buyer hereunder caused by Force Majeure, shall not be made up except by mutual consent. In the event Force Majeure causes only a partial reduction in the total quantity of Dedicated Lignite Seller can deliver or Buyer can utilize, Seller shall deliver to Buyer all of the Dedicated Lignite within the Annual Projection Notice which can be produced from the Mine, and Buyer shall receive all of such Dedicated Lignite which can be accepted by Buyer during the continuance of such partial reduction.

12.03    Suspension of Lignite Deliveries. Either Party hereto shall have the right to elect to suspend the purchase or sale of Dedicated Lignite, as the case may be, for the period of time during which such Force Majeure may exist and to the extent of the quantity of Dedicated Lignite affected by Force Majeure. During such period of Force Majeure, Seller shall have the right but not the obligation to supply Alternate Fuel to Buyer in quantities sufficient to fulfill the Facility's MMBtu requirements at no additional cost to Buyer. If Seller elects not to supply such Alternate Fuel, then Buyer, if it so elects, shall have the right during such period to purchase alternate fuel from other sources in quantities sufficient to meet the Facility's fuel requirements.

12.04    Time Limit for Claiming Force Majeure. A Party seeking to claim that it has experienced a Force Majeure must so notify the other Party in accordance with Section 12.02 hereof within forty-eight (48) hours of its discovery of the Force Majeure. If a Party fails to provide notice of a Force Majeure within forty-eight (48) hours of its discovery but subsequently provides notice of the Force Majeure, such Party=s obligations shall be suspended as of the date of such late notice but not for any period prior to the delivery of such late notice.

12.05    Long Term Force Majeure. In the event a Force Majeure occurs and continues for an uninterrupted period of one (1) Year, either Seller or Buyer may terminate this Agreement by giving written notice to the other Party within ninety (90) Days after the expiration of such one (1) Year period; provided, however, in the event a Party can reasonably demonstrate during such one (1) Year period that such Force Majeure can be cured within two (2) Years from the commencement of the Force Majeure, the other Party shall be entitled to terminate this Agreement only if such Force Majeure continues uninterrupted for two (2) Years, otherwise this Agreement shall continue in full force and effect for the full remaining Term thereof.

ARTICLE 13

DEFAULT

13.01    Events of Default. The occurrence of any one of the following shall constitute an Event of Default under this Agreement:

(a)
the failure in any material respect of any Party to perform any material covenant, condition or obligation under this Agreement (including but not limited to Seller's delivery of Dedicated Lignite or Alternate Fuel),

(b)	the breach in any material respect by a Party of a material warranty or representation made by that Party in this Agreement,

(c)	the insolvency of a Party (other than as a result of the other Party's withholding of payment of disputed charges),

(d)	the filing of a voluntary or involuntary petition in bankruptcy respecting a Party,

(e)	the appointment of a receiver or trustee for the benefit of creditors of a Party, or

(f)	the execution by a Party of an assignment for the benefit of creditors, or

(g)	an Event of Default as described in Section 6.06.

13.02    Procedure for Notifying a Party of Default.

(a)
Upon the occurrence of any Event of Default under Section 13.01 (a) or (b), the non-defaulting Party shall notify the defaulting Party in writing of the occurrence of such Event of Default. Within not more than five (5) Days after such Notice, the defaulting Party shall submit an action plan to cure such Event of Default. The defaulting Party shall have sixty (60) Days from such notice to cure such Event of Default. If such Event of Default cannot be cured with reasonable efforts within such sixty (60) Day period and the defaulting Party is diligently pursuing cure through the action plan, the defaulting Party shall be permitted an additional reasonable period of time not to exceed more than one hundred eighty (180) Days to cure such Event of Default and the non-defaulting Party shall not terminate this Agreement during such additional time period.

(b)
In the event the non-defaulting Party gives notice of an Event of Default occurring under Section 13.01 (a) or (b), and the defaulting Party fails to cure such default within the foregoing sixty (60) Day period (or such longer period as may be approved by the non-defaulting Party, which approval shall not be unreasonably withheld), then the non-defaulting Party shall have the right to terminate this Agreement by giving the defaulting Party notice of such termination. This Agreement shall terminate thirty (30) Days after receipt by the defaulting Party of the notice of termination. In the event of such termination, the non-defaulting Party will have available to it all remedies contained in this Agreement and all remedies allowed by law; provided, however, that the forum for resolution of disputes arising out of this Agreement shall be Arbitration conducted pursuant to the provisions of Article 19. Notwithstanding the foregoing, if the defaulting Party gives the non-defaulting Party notice that the defaulting Party disputes that such Event of Default has occurred and is continuing, and that the defaulting Party is submitting the matter to Arbitration in accordance with Article 18 of this Agreement, then the defaulting Party shall not be deemed in default under this Agreement and the non-defaulting Party shall not have the right to terminate this Agreement until the matter has been so finally determined by Arbitration.

(c)
If there is an Event of Default under Section 13.01(c) through (g), upon giving notice to the defaulting Party, the non-defaulting Party may terminate this Agreement effective upon proper delivery of such notice under the terms of this Agreement. Except as provided in Section 13.04(d), in the event of such termination, the non-defaulting Party will have available to it all remedies contained in this Agreement and all remedies allowed by law; provided, however, that the forum for resolution of disputes arising out of this Agreement shall be Arbitration conducted pursuant to the provisions of Article 19.

13.03    Limitations on Right of Termination. Notwithstanding anything to the contrary contained in this Article 13, neither Party shall have the right to terminate this Agreement on the grounds of a default if such default has occurred and is continuing solely as a result of:

(a)
any material failure by the Party desiring to terminate, or any material failure by an agent of or contractor (other than Buyer or Seller) to such Party to carry out such Party's material obligations under this Agreement;

(b)	any failure to pay any sum due pursuant to this Agreement;

(c)
a reasonable difference with governmental authorities as to the interpretation of applicable governmental laws, rules or regulations or impossibility of compliance therewith, so long as the affected Party is diligently pursuing a resolution of the matter with the governmental authorities.

13.04    Step-In Rights.

(a)	Step-In Triggering Events. If:

(1)	this Agreement is terminated by Buyer pursuant to Section 13.02(b); or

(2)
there is an Event of Default by Seller as described in Section 13.01(c), (d), (e), (f) or (g) and Seller is unable to substantially perform its obligation to deliver Dedicated Lignite or Alternate Fuel, then Buyer shall have the right, but not the obligation, to give Seller written notice thereof (the AStep-In Notice@) stating that Buyer desires to exercise its rights under this Section 13.04 ("Step-In Rights").

(b)
Step-In. In the event the Step-In Notice is given by Buyer pursuant to subsection 13.04(a)(1) or (2) above, Buyer at its option shall have the right to succeed to all right, title, and interest of Seller in and to the Dedicated Lignite and all mining equipment, permits, rights and other assets for the Mine, and, if elected by Buyer in its Step-In Notice, that portion of the Mine which is necessary for producing the Dedicated Lignite. For all mining equipment, permits, rights, or other assets to which Buyer shall take title pursuant to a Step-In Notice pursuant to subsection 13.04(a)(1) or (2) above, Buyer will pay Seller the Fair Market Value thereof, less any damages or costs incurred by Buyer as a result of Seller's default as of the date of Buyer's Step-In. The Fair Market Value of any property as of any date shall mean the cash price obtainable in an arm's length sale between an informed and willing buyer (under no compulsion to purchase) and an informed and willing seller (under no compulsion to sell), for the property in question. Such price may be established by a bona fide offer to Seller for the purchase of such property which Seller is willing to accept or by mutual agreement of the Parties. If Fair Market Value cannot be established by the process described above, such Fair Market Value shall be the value determined in accordance with a procedure ("Appraisal Procedure") whereby two independent appraisers, one chosen by Buyer and one by Seller, shall mutually agree upon the Fair Market Value determination described herein. Buyer and Seller shall each deliver a written notice to the other appointing its appraiser within fifteen (15) Days after one Party has notified the other Party of its desire to utilize the Appraisal Procedure to establish a Fair Market Value. If, within thirty (30) Days after their appointment, the two appraisers are unable to agree to the Fair Market Value, a third independent appraiser shall be chosen within ten (10) Days thereafter by the mutual consent of such first two appraisers. However, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the AAA, or any successor organization thereof, and shall be a disinterested person qualified in the matter to be determined. The three appraisers shall make the determination of Fair Market Value in accordance with the rules of the AAA or any such successor then in effect, and such determination shall be binding and conclusive on Buyer and Seller. Each Party shall pay the costs of its own appraiser and shall share equally in the costs, if any, of a third appraiser. Seller agrees to execute and record such documents as Buyer may reasonably request to perfect Buyer's Step-In Rights.

(c)
Indemnity. Buyer shall indemnify and hold harmless Seller and its joint venture partners, and each of their respective shareholders, directors, officers, employees and agents from and against any and all claims, costs, causes of action, and liabilities to the extent arising out of or in any way relating to Buyer's (or Buyer=s assignee=s, agent=s or contractor=s) operation of the Mine following Buyer's exercise of its Step-In Rights or following Buyer=s foreclosure under the Subordinated Deed of Trust.

(d)
Sole Remedy. Except as otherwise specified in this Article 13, if Buyer elects to exercise its Step-In Rights or to foreclose under the Subordinated Deed of Trust, such exercise shall constitute Buyer's sole and exclusive remedies for an Event of Default of Seller under this Article 13, except for damages incurred by Buyer prior to the date of exercise of such Step-In Rights or foreclosure, and only with respect to the Event of Default giving rise to the exercise of the Step-In Rights or foreclosure.

13.05    Subordinated Deed of Trust. In order to secure the full performance by Seller of its obligations under this Agreement, and to support Buyer's right to step in pursuant to Section 13.04 of this Agreement, Seller shall grant to Buyer and record within six (6) Months after the Effective Date of this Agreement a lien on and security interest in Seller's property, plant and equipment comprising the Mine by a Subordinated Deed of Trust and Security Agreement substantially in the form attached hereto and made a part hereof as Exhibit G, such UCC financing statements and other actions as Buyer may reasonably require in order to confirm and continue the validity, priority and perfection of such lien.

ARTICLE 14

PROPRIETARY AND CONFIDENTIAL DATA

14.01    Proprietary and Confidential Data. In the event either Party furnishes the other Party with data which it considers proprietary and/or confidential, such data shall be clearly identified as such. The Parties shall use or disclose to third parties such proprietary and/or confidential data only for the purposes of licensing, construction, operation or maintenance of the Mine or the Facility as is required by applicable law and shall not publish or otherwise disclose such information to third parties without written approval of the other Party. In the event a dispute arises between the Parties with respect to any obligation hereunder, either Party may disclose the other's proprietary and/or confidential data on a confidential basis to any expert provided that such expert signs a statement not to further disclose such proprietary and/or confidential data and promptly furnishes the other Party with a copy of such statement. The term "Confidential Material" does not include information that was or becomes generally available to a Party on a non-confidential basis, provided that the source of such information was not bound by a confidentiality agreement. The term "Confidential Material" also does not include (i) information which is now or hereafter enters the public domain through no action on the part of the respective Parties in violation of the terms or conditions hereof or (ii) information disclosed by a Party to others on an unrestricted, nonconfidential basis after the date hereof.

14.02    Disclosure to Governmental Authorities. Notwithstanding the provisions of Section 14.01, either Party shall have the right to disclose such proprietary and/or confidential data to any Governmental Authorities but shall exert reasonable effort to secure confidential treatment of such data to be so disclosed.

14.03    Press Releases. Buyer and Seller agree to provide the other with an opportunity to review in advance any press releases, advertisements, technical papers, and trade journal articles, including technical papers and trade journal articles that are to be presented at professional conferences, regarding the other Party's operations or facilities.

14.04    Liability for Disclosure of Data. Any breach of the obligations made in this Article 14 shall subject the breaching Party to payment for damages actually sustained by the non-breaching Party.

ARTICLE 15

INSURANCE

15.01    Seller's Insurance. Seller shall maintain the following insurance coverages for the duration of this Agreement:

(a)	Workers' Compensation and Employers Liability Insurance: as required by law

(b)	Comprehensive General Liability:

Bodily Injury and
Property Damage Combined	$500,000 Each Occurrence
$500,000 Aggregate

Such insurance shall have the following coverage:

1.	Contractual Liability for the contractual liability assumed by the Seller in contracts with Buyer.

2.	Independent Contractors' Liability for any portion of the work that is subcontracted.

3.	Premises & Operations (in progress) Hazard.

4.
Explosion/Collapse/Underground Hazard. Explosion coverage is waived where blasting operations are not involved. Where digging, grading, excavation and like operations are necessary, Underground Hazard and Collapse Hazard coverages are required.

5.	Products and Completed Operations Hazard.

6.	Broad Form Property Damage Liability Including Products and Completed Operations Hazard.

7.	Personal Injury Liability with the deletion of the Employee Exclusion and the Contractual Exclusion.

(c)	Automobile Liability:

Bodily Injury Liability and
Property Damage Liability
Combined	$500,000 Each Occurrence

Covered Autos:	Any Auto (Comprehensive Form, Owned, Hired and Non-Owned Autos)

Additional Provisions Required:

1.	Contractual Liability coverage or at least specific Contractual Coverage for the contractual liability assumed by the Seller in contracts with Buyer.

(d)
Excess Liability Insurance: Umbrella coverage with equal or broader coverages than that of underlying policies, including broad form contractual liability with combined single limit for bodily injury and property damage of $10,000,000 per occurrence.

15.02    Buyer's Insurance. Buyer shall maintain the following insurance coverages for the duration of this Agreement:

(a)	Workers' Compensation and Employers Liability Insurance: as required by law

(b)	Comprehensive General Liability:

Bodily Injury and
Property Damage Combined	$500,000 Each Occurrence
$500,000 Aggregate

(c)	Automobile Liability:

Bodily Injury Liability and
Property Damage Liability
Combined	$500,000 Each Occurrence

Covered Autos:	Any Auto (Comprehensive Form, Owned, Hired and Non-Owned Autos)

Additional Provisions Required:

1.	Contractual Liability coverage or at least specific Contractual Coverage for the contractual liability assumed by the Buyer in contracts with Seller.

(d)
Excess Liability Insurance: Umbrella coverage with equal or broader coverages than that of underlying policies, including broad form contractual liability with combined single limit for bodily injury and property damage of $10,000,000 per occurrence.

15.03    Certificates of Insurance. Seller and Buyer shall provide to each other a certificate of insurance evidencing compliance with the requirements of Section 15.01 and Section 15.02 as applicable.

15.04    Issuance of Certificate. Certificates of insurance are to be issued to Seller at P. O. Box 908, Ackerman, MS 39735-0908, and to Buyer at 1177 W. Loop South, Houston, TX 77027, Attn: Red Hills Generation Facility Project Director. Such certificates of insurance shall include the following information:

(a)	Name of insurance company providing coverages and policy numbers.

(b)	Types and limits of coverages.

(c)	Policy period (includes effective and expiration dates).

(d)
Statement in Remarks Section of Certificate, if not otherwise provided for on certificate that general liability and auto liability policies provide coverage for the contractual liability assumed by the insured in contracts with the other Party.

(e)	A statement guaranteeing thirty (30) Days' written notice to each Party if policies are to be canceled or significantly changed before expiration date.

(f)	Name, address and telephone number of insurance agent, broker or company and signature of authorized representative.

(g)	Description of operations, locations, vehicles, restrictions, special items and remarks.

15.05    Waiver of Subrogation. Seller's policies shall contain a waiver of subrogation by the insurer in favor of Buyer. Buyer's policies shall contain a waiver of subrogation by the insurer in favor of Seller.

15.06    Other Insurance Coverage. Seller and Buyer may carry such other insurance as each respectively deems necessary and all such insurance shall be for the account of the insured Party.

15.07 Obligation to Rebuild. If Seller receives insurance proceeds resulting from or related to damages to the Mine or equipment necessary for the operation of the Mine, Seller shall use such proceeds to restore the Mine and its operations to a level necessary to perform its obligations pursuant to this Agreement, or in lieu thereof shall provide appropriate assurances, acceptable to Buyer, regarding the supply of Dedicated Lignite or Alternate Fuel in accordance with Seller's obligations for the remaining term of this Agreement.

ARTICLE 16

WAIVERS, REMEDIES, AMENDMENTS

16.01    Waivers and Remedies. The failure of either Party hereto to insist in any one or more instances upon strict performance of any provision of this Agreement by the other Party hereto, or to take advantage of any of its rights hereunder, shall not be construed as a waiver by it of any such provision or the relinquishment by it of any such rights in respect of any subsequent nonperformance of such provision, but the same shall continue and remain in full force and effect. The pursuit by either Party of any remedy available under this Agreement shall not constitute an election or waiver of any other remedy available to that Party under this Agreement or at equity or in law by reason of the violation or breach of any of the terms, provisions, covenants, representations or warranties of this Agreement; provided, however, that the forum for resolution of disputes arising out of this Agreement shall be Arbitration conducted pursuant to the provisions of Article 19. No waiver of any violation or breach shall be deemed or construed to constitute a waiver of any other violation or breach, and forbearance to enforce one or more of the remedies available for a violation or breach shall not be deemed to constitute a waiver of that or any other violation or breach.

16.02    Remedies Cumulative. Except as otherwise provided in this Agreement, each remedy specifically provided for under this Agreement shall be taken and construed as cumulative and in addition to every other remedy provided for herein or by law; provided, however, that the exclusive forum for resolution of disputes arising out of this Agreement shall be Arbitration conducted pursuant to the provisions of Article 19.

16.03    Exclusions of Consequential Damages. Notwithstanding any other provision of this Agreement, under no circumstances shall Buyer or Seller be entitled to any special or consequential damages of any kind or nature whatsoever.

16.04    Amendments. Any and all amendments, supplements, and modifications to this Agreement shall be in writing and signed by the Parties hereto.

ARTICLE 17

NOTICES AND OTHER COMMUNICATIONS;
AUTHORIZED REPRESENTATIVES

Buyer and Seller each shall appoint a representative ("Authorized Representative") to receive and give on behalf of Buyer and Seller all notices, approvals, disapprovals and other communications required or permitted under this Agreement.

Except as otherwise expressly stated in this Agreement, any such notice or approval, disapproval or other communication shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person to the Authorized Representative or upon delivery by telephonic facsimile transmission, or when actually received (as evidenced by return receipt after posting by United States certified mail, return receipt requested), with postage prepaid, addressed to the Authorized Representatives of Buyer and Seller as follows:

As to Seller, the Authorized Representative shall be:
General Manager
Mississippi Lignite Mining Company
P.O. Box 908
Ackerman, MS 39735-0908

Copies of all notices shall be sent to Seller to:
President
Phillips Coal Company
2929 North Central Expressway
Richardson, TX 75080-2043

President
The North American Coal Corporation
Signature Place II
14785 Preston Road, Suite 1100
Dallas, TX 75240-7891

As to Buyer, the Authorized Representative shall be:
Project Director
Choctaw Generation Limited Partnership

Copies of all notices shall be sent to Buyer to:
Choctaw Generation Limited Partnership
c/o Tractebel Power, Inc.
1177 West Loop South, Suite 900
Houston, TX 77027

The designation of the Authorized Representative of each Party or the addresses of same may be changed at any time by any Party upon written notification by its Authorized Representative to the other Party's Authorized Representative.

ARTICLE 18

DISPUTE RESOLUTION

18.01    The Parties shall for a period of up to ninety (90) Days after either Party has given notice that a dispute exists engage in good faith discussions and negotiations in an attempt to resolve such dispute. If, by the earlier of the end of such ninety (90) Day period, (unless such period is extended by mutual agreement of the Parties), or such time as the Parties agree the Parties have been unable to resolve such dispute, then they shall submit such dispute to binding Arbitration in accordance with Article 19 below.

ARTICLE 19

ARBITRATION

19.01    Arbitrators' Panel. Any Arbitration hereunder shall be before three (3) neutral arbitrators, one of whom shall be named by Seller, one of whom shall be named by Buyer, and the third of whom shall be selected in accordance with the procedure set forth in Section 19.02. If either Buyer or Seller fails to select an arbitrator within fifteen (15) Days after its receipt of notice of Arbitration under this Article 19, then the other Party shall have the right to appoint an arbitrator for the Party not acting.

19.02    Selection of Third Arbitrator. The third arbitrator shall be chosen by the two arbitrators selected pursuant to Section 19.01, provided that if the arbitrators cannot agree within ten (10) Days on a third arbitrator, the third arbitrator shall be chosen by Buyer and Seller from a panel of the American Arbitration Association ("AAA") as follows:

(a)	Immediately upon the expiration of such ten (10) Day period the Parties shall request the AAA to submit simultaneously to each Party an identical list of persons chosen from the AAA's panel.

(b)
Each Party shall have thirty (30) Days from the date of receipt in which to cross off any names objected to, number the remaining names to indicate the order of preference, and return the list to the AAA. If a Party does not return the list within the time specified, all persons named therein shall be deemed acceptable to that Party.

(c)
From the persons who have been approved on both lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of an arbitrator to serve as the third arbitrator, or if acceptable arbitrators are unable to act, or if for any other reasons the appointment cannot be made from the submitted lists, the AAA shall have the power to make the appointment from among other members of the panel of the AAA without the submission of any additional list.

19.03    Qualification of Arbitrators. Persons selected as neutral arbitrators hereunder shall have the following minimum qualifications:

(a)	Shall be impartial, disinterested, independent of the Parties and their affiliates and have a reputation for fairness; provided, however, that this definition shall not exclude the employees of consulting firms that have not performed consulting services having a value in excess of $50,000 in the aggregate for either Party or its Affiliates within the twenty-four (24) Months preceding the commencement of Arbitration. Consulting services do not include publications, reports (including regional reports or studies), data bases and data services which are purchased from the coal/lignite industry or independent non-regulated electric power industry consulting firm and are offered for sale by the consulting firm to multiple customers in a substantially similar form; and

(b)	Shall have expertise in the process of interpreting coal or lignite supply agreements.

19.04    Governing Law. Arbitration proceedings conducted pursuant to this Article 19 will be governed by the laws of the State of Texas (without regard to its choice of law rules) and the Commercial Arbitration Rules of the AAA then in effect, except as specified herein. Within thirty (30) Days of the appointment of the third arbitrator, the complaining Party shall submit a statement of claim. The Party not submitting a statement of claim shall have thirty (30) Days after being served with the statement of claim to submit an answer. Both the statement of claim and the answer shall concisely and with specificity state the Party's position and the basis for that position.

19.05    Hearing, Location. The Arbitration hearing shall be conducted in Houston or Dallas, Texas or such other location as may be agreed to by the Parties and shall begin within sixty (60) Days of submittal of the answer, unless the Parties agree otherwise. The arbitration hearing shall be concluded within one hundred twenty (120) Days of the appointment of the third arbitrator pursuant to Section 19.02 hereof unless the Parties agree otherwise.
19.06    Authority of Arbitrator. The arbitrators' authority shall be limited to the extent that the arbitrators shall be bound by the laws of the State of Texas the facts and issues, and by the Texas Rules of Evidence, to the same extent as a trial court and the arbitrators shall make no decision which is not in accordance with applicable laws and Section 19.10 hereof; depositions may be admitted to the extent testimony would be admissible and this shall not prevent live testimony by any witness who was deposed; and reasonable discovery limited to the issues to be arbitrated shall be available.

19.07    Record of Hearing. A stenographic transcript of the testimony and of the record of such proceedings shall be taken.

19.08    Briefs. The brief of the complaining Party shall be filed with the arbitrators within thirty (30) Days after completion of the hearings, and the brief of the other Party shall be filed within thirty (30) Days after the receipt of the complaining Party's brief. The arbitrators may designate the portion or portions of the record which they require for their decision, but nothing shall prevent a Party from presenting a complete record, if it do desires.

19.09    Claims of $100,000 or Less - Baseball Arbitration. With respect only to disputes where the dollar difference in the position of the Parties is $100,000 or less, the arbitrators shall have no power to mediate or compromise any claim, but shall have only the authority to review the information presented by the Parties and to select the position proposed by one of the Parties.

19.10    Payment of Costs. Each Party shall pay for the services and expenses of its witnesses and attorneys and the arbitrator it appoints; all other costs incurred in connection with the arbitration shall be paid by equal parts by the Parties, unless the award shall specify a different division of costs.

19.11    Issuance and Effect of Arbitrators' Decision. The award of the arbitrators shall require a majority of the arbitrators, shall be in writing setting forth the arbitrator's reasoning based on the evidence admitted and rendered and served on both Buyer and Seller within thirty (30) Days of filing of the last brief under Section 19.08. The decision of the arbitrators shall be final and binding and enforceable pursuant to the laws of the State of Texas by filing in any court having jurisdiction thereof. It is agreed that during the pendency of any arbitration proceedings, the Parties shall continue to perform their obligations under this Agreement in the same manner as prior to the institution of arbitration proceedings, and neither Party shall depart from the status quo of performance under this Agreement as it existed prior to instituting the arbitration, and such conduct shall not be deemed to be in breach of this Agreement unless and until it is found to be so by the arbitrators' decision. To the extent necessary and proper, the arbitrators' decision may be retroactive.
19.12    Waiver of Jury Trial. The Parties hereto waive trial by jury in connection with proceedings or counterclaims brought by either of the Parties hereto to enforce or appeal an arbitration award rendered under this Article 19.

ARTICLE 20

TAXES AND OTHER CHARGES

20.01    Applicable Taxes. All present or future federal, state, municipal or other lawful taxes (other than those described in Section 20.04 (Broad Industry Taxes and Charges) below)) applicable by reason of the operation of the Mine or assessable on Seller's property or operations other than those listed in Exhibit E, shall be Seller's responsibility. Seller shall have the responsibility to pay the taxes listed in Exhibit E; provided, however, that payment of such taxes by Seller shall be without prejudice to the understanding of the Parties that the cost of such taxes shall be passed through to, and borne by Buyer as a component of the Billing Price for lignite delivered hereunder as provided in said Exhibit E to the extent the Buyer can pass such items through to the Electric Customer. Buyer shall pay all existing and any new sales, use, excise, ad valorem, and any other similar taxes, if any, imposed or levied by a governmental agency on the capacity or energy sold and delivered from the Facility. Buyer shall indemnify, defend, and hold Seller harmless from any liability for all such taxes for which Buyer is responsible. Seller shall indemnify, defend, and hold Buyer harmless from any liability from all such taxes for which Seller is responsible. Buyer shall reimburse Seller promptly on demand for the amount of any such tax that is Buyer's responsibility hereunder that Seller remits, plus any penalties and interest incurred and remitted, except such penalties as result from Seller's conduct. Likewise, Seller shall reimburse Buyer promptly on demand for the amount of any such tax that is Seller's responsibility hereunder that Buyer remits, plus any penalties, interest incurred and remitted, except penalties as a result from Buyer's conduct.

20.02    Contested Taxes. Neither Party shall be required to pay any such tax, assessment, charge, levy, account payable or claim if the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property utilized under this Agreement or any material interference with the use thereof.

20.03    Other Charges. Subject to Section 20.02, Seller and Buyer each will pay and discharge all lawful assessments and governmental charges or levies imposed upon it or in respect to all or any part of its property or business, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor, or materials which, if unpaid might become a lien or charge upon any of its property.

20.04    Broad Industry Taxes or Charges. Notwithstanding the above, if taxes, fees, charges or programs are imposed by any state or federal government on the mining or consumption of fossil fuel for electric generating facilities (e.g., a carbon tax, Btu tax, new offset program), the Parties shall use all reasonable efforts to develop a mitigation plan to reduce the impact of such taxes, fees, charges or programs. If such taxes, fees, charges or impacts of programs result in additional costs that are not otherwise assessed against Buyer, pricing under this Agreement shall be renegotiated, to fully pass through such costs to Buyer and fully reimburse Seller for such amounts, but only to the extent that Buyer is reimbursed for such amounts by the Electric Customer. These pricing renegotiations shall be subject to Arbitration only for the purpose of establishing the amount by which Seller shall be fully compensated for these additional costs. Conversely, any future tax relief (such as a tax credit) to Seller related to such pricing under this Agreement shall be fully passed through to Buyer.

20.05    Income Taxes. In no event shall Seller be entitled to pass through existing, new, or increased income taxes.

ARTICLE 21

RIGHT OF FIRST REFUSAL AND ASSIGNMENT OF LEASES

21.01    Right of First Refusal. Seller agrees to grant Electric Customer as provided in Section 17.4 of the PPOA, an exclusive right of first refusal, and Seller further agrees to grant to Buyer an exclusive right of refusal subordinate to Electric Customer's right, to purchase that portion of the lignite reserves in the Lignite Property which is in excess of the Dedicated Lignite ("Excess Lignite Reserves@). Seller shall execute and record such documents as are reasonably required by Buyer or Electric Customer to grant, perfect and subordinate such rights of refusal, consistent with the notice, exercise periods, and other procedural matters contained in the similar right of refusal of Electric Customer in the PPOA.

21.02    Right to Assignment of Lignite Mining Instruments and Purchase of Fee Lands. Seller has the right to release, in whole or in part, any of the coal leases, subleases or agreements described in Exhibit H, and any extensions and/or renewals thereof; and to sell all or part of the lands owned by Seller (fee lands) and described in Exhibit H, so long as such release or sale does not violate Seller=s commitment to maintain reserves of Dedicated Lignite sufficient to meet its obligations under this Agreement as set forth in Sections 3.01 and 11.01(f). In addition to Buyer=s subordinate right of first refusal as set forth in Section 21.01 above, Seller agrees to give Buyer at least sixty (60) Days advance written notice of its intention to release any of said coal leases, subleases, agreements, or any extensions and/or renewals thereof, or to sell any of said fee lands. Seller shall include in such notice an estimate of the cost (if any) that Buyer would incur to receive an assignment and to maintain such leases, subleases or other agreements, and/or the estimated fair market value of such fee lands, as established by a licensed real estate appraiser, knowledgeable of real estate values in Choctaw County, Mississippi, and jointly selected by the Parties. Seller shall provide to Buyer such geological data which Sellers owns, or has developed to determine the quality and quantity of lignite within such property. In the event that Buyer should request in writing within thirty (30) Days after receipt of such notice, an assignment of the leases, subleases or agreements which Seller proposes to release; and/or to purchase the fee lands which Seller proposes to sell, for the estimated fair market value set out in said notice, Seller will assign such leases, subleases or agreements, and/or sell such fee lands to Buyer at the price offered in said notice. Seller shall not be required to notify Buyer prior to releasing all or any part of a lease, sublease, agreement, or the sale of any lands, after mining and reclamation thereof has been completed.

ARTICLE 22

MISCELLANEOUS

22.01    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; provided, however, this Agreement may not be assigned by either Seller or Buyer without the written consent of the other Party, which consent will not be unreasonably withheld, and provided further that no such consent is necessary in the event of (a) pledge, assignment or other security arrangement to secure indebtedness incurred for the purpose of or in connection with the construction or operation of the Facility or any refinancing thereof, or performance under this Agreement or the PPOA or any indebtedness secured by lien on the Facility or revenue therefrom, or (b) the assignment by either Party of all or any part of its interest in this Agreement to its own parent company or to a subsidiary or subsidiary of such assigning Party's parent company or to a partnership or joint venture in which the assigning Party owns at least a fifty (50) per cent interest, provided such assignee assumes the obligations of the Party under this Agreement to the extent of the interest so assigned. If Buyer assigns its rights and interests hereunder in connection with or as collateral security for a financing or refinancing, then, upon request of Buyer, Seller shall execute and deliver to assignee or its designees a consent to assignment in form and substance typical in project finance transactions as shall be reasonably requested by such assignee.

22.02    Headings Not to Affect Construction. The headings to the respective sections and paragraphs of this Agreement are inserted for convenience of reference, and are neither to be taken to be any part of the provisions hereof nor to control or affect the meaning, construction or effect of the same.

22.03    Written Instrument Contains Entire Agreement. This written instrument, including all exhibits attached hereto, contains the entire agreement between the Parties hereto in respect of the subject matter, and there are no other understandings or agreements between said Parties, or either of them, in respect thereof.

22.04    Execution of Counterparts. This instrument may be simultaneously executed in any number of counterparts, and all such counterparts shall constitute but one and the same instrument.

22.05    Construction of Agreement. This Agreement shall be governed by and construed according to the laws of the State of Texas without giving effect to the conflict of laws principles thereof.

22.06    Severability. In the event that any of the terms, covenants or conditions of this Agreement, other than the obligation to pay money pursuant to the terms of this Agreement, or the application of any such term, covenant or condition, shall be held invalid as to any person or circumstances by any court having jurisdiction in the premises, the remainder of this Agreement and the application of its terms, covenants or conditions to such person or circumstances shall not be affected thereby but shall remain in force and effect.

22.07    Amendments. No amendment to this Agreement or the exhibits hereto shall be effective unless approved in writing by each Party hereto.

22.08    Survivorship of Obligations. The termination or cancellation of this Agreement shall not discharge any Party from any obligation it owes to the other Party under this Agreement by reason of any transaction, loss, cost, damage, expense or liability which shall occur or arise prior to such termination. It is the intent of the Parties that any such obligation owed (whether the same shall be known or unknown as of the termination or cancellation of this Agreement) will survive the termination or cancellation of this Agreement. The Parties also intend that the indemnification provisions contained in this Agreement shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement, except with respect to actions or events occurring or arising after such termination or cancellation is effective.

22.09    Negation of Partnership. None of the terms or provisions of this Agreement shall be deemed to create a partnership between the Parties and their businesses or otherwise, nor shall it cause them to be considered joint venturers or members of any joint enterprise.

22.10 Exhibits. The following exhibits to which reference is made in this Agreement are deemed incorporated into this Agreement in their entirety:

Exhibit A - The Lignite Property [* * *]

Exhibit B - Depiction of Point of Delivery [* * *]

Exhibit C - Annual Lignite Quantity Table

Exhibit D - Form of Annual Projection Notice

Exhibit E - Adjustment to Base Price [* * *]

Exhibit F - Form of Three-Way Arbitration Agreement

Exhibit G - Form of Subordinated Deed of Trust and Security Agreement

Exhibit H - List of Lignite Mining Instruments (current/will be updated over time) [* * *]

Exhibit I - Permitting and Construction Schedule

Exhibit J - Quality and Property Price Adjustment

* * * Confidential Treatment Requested

DM_US 39440124-2.082902.0010

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by its duly authorized representative as of April 1, 1998, to be effective for all purposes as of such date.

SELLER:
MISSISSIPPI LIGNITE MINING COMPANY
By Its Joint Venturers:

PHILLIPS COAL COMPANY

	By:	/s/ Paul M. Thompson
	Title:	President
	Date:	April 29, 1998

THE NORTH AMERICAN COAL CORPORATION

	By:	Clifford R. Miercort
	Title:	President and Chief Executive Officer
	Date:	April 29, 1998

BUYER:
CHOCTAW GENERATION LIMITED PARTNERSHIP
By: Choctaw Generation, Inc.
Its General Partner

	By:	/s/ Paul Margaratis
	Title:	Vice President
	Date:	24 April 98

EXHIBIT C
TO
LIGNITE SALES AGREEMENT

ANNUAL LIGNITE QUANTITY

	Facility BTU
Year	Burn/Year	Approximate Tonnage
	(millions)	@5294 Btu/lb

2000	10,811,600	1,021,000
2001	32,881,536	3,105,547
2002	32,881,536	3,105,547
2003	32,881,536	3,105,547
2004	32,881,536	3,105,547
2005	32,881,536	3,105,547
2006	32,881,536	3,105,547
2007	32,881,536	3,105,547
2008	32,881,536	3,105,547
2009	32,881,536	3,105,547
2010	32,881,536	3,105,547
2011	32,881,536	3,105,547
2012	32,881,536	3,105,547
2013	32,881,536	3,105,547
2014	32,881,536	3,105,547
2015	32,881,536	3,105,547
2016	32,881,536	3,105,547
2017	32,881,536	3,105,547
2018	32,881,536	3,105,547
2019	32,881,536	3,105,547
2020	32,881,536	3,105,547
2021	32,881,536	3,105,547
2022	32,881,536	3,105,547
2023	32,881,536	3,105,547
2024	32,881,536	3,105,547
2025	32,881,536	3,105,547
2026	32,881,536	3,105,547
2027	32,881,536	3,105,547
2028	32,881,536	3,105,547
2029	32,881,536	3,105,547
2030	32,881,536	3,105,547

TOTAL	997,257,680	94,187,410

EXHIBIT D

TO
LIGNITE SALES AGREEMENT

ANNUAL PROJECTION NOTICE FOR	(year)

ANNUAL LIGNITE QUANTITY

DATE OF NOTICE

Month	(A) Monthly Portion of Annual Lignite Quantity	Average Daily Delivery
January
February
March
April
May
June
July
August
September
October
November
December
TOTAL
AVERAGE

.
(A)     Seller shall not be obligated to deliver more than 3,300,000 MM Btus in any.

EXHIBIT F
TO

LIGNITE SALES AGREEMENT

THREE WAY ARBITRATION AGREEMENT
This Three-Way Arbitration Agreement (this "Agreement") is entered into and effective as of April 1, 1998, by and among the Tennessee Valley Authority, a corporate instrumentality and agency of the United States of America ( "TVA"), Choctaw Generation Limited Partnership, a Delaware limited partnership authorized to do business in the State of Mississippi ("Choctaw"), and Mississippi Lignite Mining Company, a Texas joint venture between Phillips Coal Company and The North American Coal Corporation, authorized to do business in the State of Mississippi ("MLMC"). The term “Party herein shall mean TVA, Choctaw or MLMC as the context indicates, and the term “Parties” shall mean TVA, Choctaw and MLMC.
RECITALS

A.
Choctaw and MLMC are parties to a Lignite Sales Agreement dated April 1, 1998, (the “LSA”), pursuant to which MLMC will sell and Choctaw will purchase lignite as fuel for Choctaw’s lignite-fired 440 MW atmospheric circulating fluidized bed power generation facility (the “Facility”) in Choctaw County, Mississippi.

B.	Choctaw and TVA are parties to a long-term Power Purchase and Operating Agreement dated as of February 20, 1997 (the “PPOA”), whereby Choctaw will sell electric power produced at the Facility to TVA.

C.
Pursuant to both the LSA and PPOA, the parties under those respective Agreements have agreed to resolve certain disputes concerning selection of new escalation indices and the impact on pricing of certain taxes (or tax credits), fee and charges imposed by state or federal government on the mining or consumption of fossil fuel for electric generating facilities (“Pass Through Charges(s)”).

THEREFORE, in consideration of the mutual premises set forth herein, and other good and valuable consideration, receipt of which is acknowledged by the Parties, the Parties agree as follows:
ARTICLE I
DISPUTE RESOLUTION
1.01 For a period of up to ninety (90) days after a Party has made claim that an index used in the LSA and PPOA is no longer published or for a Pass-Through Charge, the Parties shall engage in good faith discussions and negotiations in an attempt to resolve such claim. Such discussions shall include at least one face-to-face meeting of officers of the Parties held for the purpose of resolving the claim. If, by the earlier of the end of such ninety (90) day period (unless such period is extended by mutual agreement of the Parties), of such time as the Parties agree that a dispute exists and they have been unable to resolve such dispute, then they shall submit such dispute to binding arbitration in accordance with Article 2 below.

ARTICLE II
ARBITRATION
2.01 (a) Arbitrators' Panel. Any arbitration hereunder shall be before three (3) neutral arbitrators, who meet the qualifications set forth in Section 2.02 and who have not been employed or retained previously by any Party and do not have a direct or indirect interest in a Party or the subject matter or an arbitration between the Parties. Subject to the provision below for Alternate Arbitration Panel Selection, in the event two Parties substantially agree on the matter to be submitted to arbitration (the two such Parties being referred to as "Concurring Parties" and being considered a single party for purposes of selection of the arbitrators), the Concurring Parties and the third Party (being transferred to as the "Non-Concurring Party") shall select the three arbitrators from a panel of the American Arbitration Association ("AAA") as follows:
1) Immediately upon the expiration of the period in Section 1.01, the Concurring Parties or the Non-Concurring Party shall request the AAA to submit simultaneously to the Concurring Parties and the Non-Concurring Party an identical list of not less than fifteen (15) persons chosen from the AAA's Panel with appropriate information regarding their experience, including past arbitrations in which such person have participated and background of such persons. The Concurring Parties and the Non-Concurring Party shall have the right to provide written questions to such persons as part of the selection process and the Concurring Parties and the Non-Concurring Party shall be provided copies of such questions and such person's answers thereto.
2) Both the Concurring Parties and the Non-Concurring Party shall have thirty (30) days from the date of receipt in which to cross off any names objected to, number the remaining names to indicate the order of preference, and return the list to the AAA. If either the Concurring Parties or the Non-Concurring Party does not return the list within the time specified, all persons named therein shall be deemed acceptable to the Party that does not return the list.
3) From the persons who have been approved on both lists, and in accordance with the designated order of highest mutual preference (or a fair selection of alternating preferences of the Parties, if necessary), the AAA shall invite the acceptance of three arbitrators. If acceptable arbitrators are unable to act, or if for any other reasons the appointment cannot be made from the submitted lists, a senior official of AAA shall have the power to make the appointments from among other persons meeting the qualifications set forth in this Section and in Section 2.02, without the submission of any additional list.
(b) Alternate Arbitration Panel Selection. In the event the two Parties do not substantially agree upon the matter to be submitted to arbitration or upon mutual agreement of all Three Parties, the following method selection of the arbitration panel may be utilized. Any arbitration hereunder shall be before three (3) neutral arbitrators who meet the qualifications set forth in Section 2.02 and who have not been employed or retained previously by any Party and do not have a direct or indirect interest in a Party or the subject matter of an arbitration between the Parties, chosen by MLMC, TVA, and Choctaw from a panel of the American Arbitration Association ("AAA) as follows:

1) Immediately upon the expiration of the period in Section 1.01, MLMC, TVA or Choctaw shall request the AAA to submit simultaneously to MLMC, TVA and Choctaw an identical list of not less than fifteen (15) persons chosen from the AAA's Panel with appropriate information regarding their experience, including past arbitrations in which such persons have participated and background of such persons. Each Party shall have the right to provide written questions to such persons as part of the selection process and all Parties shall be provided copies of such questions and such persons' answers thereto.
2) MLMC, TVA and Choctaw shall have thirty (30) days from the date of receipt in which to cross off any names objected to, number the remaining names to indicate the order of preference, and return the list to the AAA. If any one of MLMC, TVA, or Choctaw does not return the list within the time specified, all persons names therein shall be deemed acceptable to that Party.
3) From the persons who have been approved on all three lists, and in accordance with the designated order of highest mutual preference (or a fair selection of alternating preferences of the Parties, if necessary), the AAA shall invite the acceptance of three arbitrators. If acceptable arbitrators are unable to act, or if for any other reasons the appointment cannot be made from the submitted lists, a senior official of AAA shall have the power to make the appointments from among other persons meeting the qualifications set forth in this Section and in Section 2.02, without the submission of any additional list.
c) Dispute on Arbitration Selection. In the event the Parties are unable to agree on whether two Parties substantially agree upon the matter to be submitted to arbitration, the claim or claims of the Party or Parties to be submitted to arbitration and the arguments of all other Parties and any supporting materials concerning where there is substantial agreement of any two Parties upon such claims or claims shall be submitted in writing to the AAA. The AAA shall select a single arbitrator that meets the qualifications set forth in Section 2.02 and who has not been employed or retained previously by any Party and does not have a direct or indirect interest in a Party or the subject matter of an arbitration between the Parties. Within thirty (30) days of selection, the arbitrator shall make its decision solely on the matter of whether or not there is substantial agreement of any two Parties concerning the matter to be submitted to arbitration. Upon such decision, the arbitration panel's selection shall be made in accordance with Section 2.01(a) or (b) consistent with the arbitrator's written decision.
2.02 Qualification of Arbitrators. Persons selected as arbitrators hereunder shall have the following minimum qualifications:
(a) Shall be impartial, disinterested, independent of the Parties and their Affiliates and have a reputation for fairness; provided, however, that this definition shall not exclude the employees of consulting firms that have not performed consulting services having a value in excess of $50,000 in the aggregate for any Party or its Affiliates with the twenty-four (24) Months preceding the commencement of arbitration (provided that no such firm shall at the time be engaged with any Party or its Affiliates): and
(b) Shall have demonstrated and recognized expertise in the process of interpreting the pricing provisions customary in coal or lignite supply agreements and power purchase agreements.
2.03 Governing Law. Arbitration proceedings conducted pursuant to this Article 2 will be governed by the federal laws of the United States of America (without regard to its choice of law rules) and the Commercial Arbitration Rules of AAA then in effect, except to the extent such Rules may be inconsistent with this Agreement.
2.04 Claims and Responses. The claims and responses shall be filed as follows: Within thirty (30) days of the appointment of the panel or arbitrators, the Party and Parties making a claim shall submit a statement of their claim to the other Party or Parties and the panel of arbitrators. The receiving Party or Parties shall have thirty (30) days after being served with the statement of claims to submit an answer to the panel of arbitrators and the other Party or Parties. Both the Statement of claims and the answer shall concisely and with specificity state each Party's position and the basis for that position.
2.05 Hearing, Location. The arbitration hearing shall be conducted in alternating locations of the home offices of TVA and Choctaw and MLMC or such other location as may be agreed to by the Parties, provided if no other location is mutually agreeable, the arbitration hearing shall commence with TVA's office in Knoxville, Tennessee and shall begin within sixty (60) days of submittal of the answer, unless the Parties agree otherwise. The arbitration hearing shall be concluded within one hundred twenty (120) days of the appointment of the panel of arbitrators unless the Parties agree otherwise.
2.06 Authority of Arbitrator. The arbitrators' authority shall be limited to the extent that the arbitrators shall be bound by the federal laws of the United States of America, the facts and issues, and by the Federal Rules of Evidence, to the same extent as a trail court, and the arbitrators shall make no decision which is not in accordance with applicable laws and Section 2.09 hereof; depositions may be admitted to the extent testimony would be admissible and this shall not prevent live testimony by any witness who was deposed; and reasonable discovery limited to the issues to be arbitrated shall be available. The decision of the arbitrators shall be limited to a determination on the issues which may be arbitrated as set forth in Section 1.01.
2.07 Record of Hearing. A stenographic transcript of the testimony and of the record of such proceedings shall be taken.
2.08 Briefs The briefs of the Party or Parties submitting a claim shall be filed with the arbitrators within thirty (30) days after completion of the hearings, and the brief of the other Party or Parties shall be filed within thirty (30)days after the receipt of the briefs of the Party or Parties submitting the claims. The arbitrators may designate the portion or portions of the record which they require for their decision, but nothing shall prevent the Parties from presenting a complete record, if it so desires.
2.09 Issuance of Arbitrators' Decision. The award of the arbitrators shall require a majority of the arbitrators, shall be in writing setting forth the arbitrators' reasoning based on the evidence admitted and rendered and served on all Parties within thirty (30) days of filing of the last brief under Section

2.08. If with such thirty (30) day period, a majority of the arbitrators cannot reach agreement on an award, each arbitrator shall present his or her proposed decision as set forth above. Any party may then request that AAA appoint a fourth arbitrator who shall only be permitted to make an award of the proposed decision of one of the arbitrators' decisions previously set forth. Such fourth arbitrator shall render his or her decision within thirty days in writing.
2.10 Payment of Costs. Each of the Parties shall pay for the services and expenses of its representatives, witnesses, and attorneys; all other costs incurred in connection with the arbitration shall be paid as follows: fifty percent by the Non-Concurring Party, with the Concurring Parties each bearing twenty-five percent of the costs; provided that if Alternate Arbitration Panel Selection is utilized such cost shall be paid as follows: (1/3 each) by MLMC, TVA and Choctaw.
2.11 Effect of Arbitrators' Decision. The decision of the arbitrators shall be final and binding upon MLMC, TVA and Choctaw and enforceable pursuant to the laws of the United States of American and judgment thereon may be filed in any court having jurisdiction thereof. It is agreed that during the pendency of any arbitration proceedings, MLMC, TVA and Choctaw shall continue to perform their obligations under the LSA and the PPOA pending the decision of the arbitrators. To the extent necessary and proper, the arbitrators' decision shall be retroactive.
2.12 Waiver of Jury Trial. MLMC, TVA and Choctaw waive any right they may have to trial by jury in connection with proceedings or counterclaims brought by MLMC, TVA or Choctaw to enforce or appeal an arbitration award rendered under this Article 2.
ARTICLE 3
INTERACTION OF LSA AND PPOA
3.01 Parallel Pass-Throughs. MLMC and Choctaw have agreed in the LSA that no change to any indices and no Pass-Through Charge imposed on the mining of fossil fuel for electric generating facilities shall be made under the LSA unless TVA has agreed to parallel changes in the PPOA or unless a change to indices or a Pass-Through Charge is required to comply with an arbitration award or court order entered pursuant to this Agreement.
3.02 TVA Obligations Limited to PPOA. MLMC and Choctaw each acknowledge and agree that TVA has no knowledge of, has not agreed to, and is in no way bound by any provision of the LSA. TVA is obligated under the PPOA and, to the extent of Arbitration of escalation index selection and Pass-Through Charges, obligated to arbitrate pursuant to this Agreement only. In no way does TVA's acceptance of this Agreement expand its obligations as to the PPOA other than to require that the Arbitration of index selection and Pass-Through Charges be conducted among TVA, Choctaw and MLMC so that the indexes and Pass-Through Charges will be parallel between the PPOA and the LSA, but only to the extent consistent with the Provisions of the PPOA.

ARTICLE 4
NOTICES
Any notices provided for in this Agreement must be in writing and shall be effective on the business day following the day on which it is actually received (provided that such day is a business day, otherwise it shall be effective on the business day immediately following such day), in person by U.S. mail or other nationally recognized service, or by facsimile transmission at the following address:
If to TVA

Address:	Tennessee Valley Authority, 1101 Market Street, Chattanooga,
Tennessee 37402-2601
Attention:	Executive Vice President, Transmission/Power Supply Group
Phone:	(423) 751-4925
Fax:	(423) 751-8352
If to Choctaw

Address:	Choctaw, Generation Limited Partnership, 1177 West Loop South,
Houston, Texas 77027
Attention:	Mississippi Lignite Project Director
Phone:	(713) 599-2656
Fax:	(713) 599-2858

If to MLMC

Address:	Mississippi Lignite Mining Company,
Post Office Box 098, Ackerman, Mississippi 39735
Attention:	General Manager
Phone:	(601) 285-0066
Fax:	(601) 285-2372

ARTICLE 5
MISCELLANEOUS
5.01 Except as otherwise specifically defined herein, capitalized items used in this Agreement shall have the same definitions set forth for those terms in the LSA or the PPOA, as the case may be.

5.02 The term of this Agreement shall commence on the effective date herein and shall continue for so long as both the LSA and the PPOA remain in effect.
5.03 No waiver of any breach of this Agreement shall be a waiver of any other or subsequent breach.
5.04 This Agreement, together with the LSA and the PPOA, sets forth all the understandings of the Parties with respect to its subject matter, and any other prior agreements, understandings and representations, whether oral or written, relating to such subject matter are merged into and superseded by this Agreement, provided that as between Choctaw and MLMC in the event of a conflict between provisions of this Agreement and the LSA, the LSA shall control and as between Choctaw and TVA in the event of a conflict between the provisions of this Agreement and the PPOA, the PPOA shall control; provided, however, with regard to the conduct of the arbitration, including sharing the costs of conducting the arbitration, selection of arbitrators and other related matters, all Parties agree that the provisions of this Agreement shall control as to the specific matters submitted to arbitration under this Agreement.
5.05. No amendment to this Agreement shall be effective unless approved in writing by each Party hereto.
THE BALANCE OF THIS PAGE INTENTIONALY LEFT BLANK

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by its duly authorized representative to be effective for all purposes as of the date first set forth above.

TENNESSEE VALLEY AUTHORITY

By
Title
Witness:	Date

CHOCTAW GENERATION LIMITED PARTNERSHIP

	By:	Choctaw Generation, Inc.
	Its:	General Partner

By
Title
Witness:	Date

MISSISSIPPI LITNTE MINING COMPANY

By Its Joint Ventures
Phillips Coal Company

By
Title
Witness:	Date

The North American Coal Corporation

By
Title
Witness:	Date

EXHIBIT G
TO
LIGNITE SALES AGREEMENT

This Subordinated Deed of Trust was prepared by and when recorded mail to:
Mark T. Davis
Watkins Ludlam Winter & Stennis, P.A.
633 North State Street
Jackson, Mississippi 39202
(601) 949- 4900
Indexing Instructions:

EXHIBIT I
TO
LIGNITE SALES AGREEMENT
BETWEEN THE MISSISSIPPI LIGNITE MINING COMPANY AND CHOCTAW GENERATION LIMITED PARTNERSHIP

PERMITTING AND CONSTRUCTION SCHEDULE

JOINT	WEEK OF:

DEIS Public Meeting	3/9/1998
FEIS NOA	6/22/1998
EIS. Record of Decision	8/17/1998
MDEQ Public Hearing on Permits	6/22/1998

MINE

COE Wetlands Permits (1st five-year area)	8/24/1998
MSHA Pond Approvals	8/24/1998
SHPO Approvals (Section 106)	8/24/1998
Surface Mine Permit	8/24/1998
Facility Notice to Proceed	9/1/1998
Completion of Ponds and Roads	10/1/1999
Commencement Date	7/1/2000

POWER PLANT

PSD Permit	8/24/1998
Water Withdrawal Permit	8/24/1998
NPDES Storm Water Permit	8/24/1998
COE Wetlands Permit	8/24/1998
Solid Waste Permit	8/24/1998
Facility Notice to Proceed	9/1/1998
Start of Construction of Truck Dump	3/1/1999
Commercial Operation	12/1/00*

*This milestone is specific to a particular day, not a week